UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant ☒

Filed by a party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

IONQ, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

4505 Campus Drive

College Park, Maryland 20740

NOTICE OF 2025 ANNUAL MEETING OF STOCKHOLDERS

To Be Held on June 17, 2025 at 1:00 PM Eastern Time

April 28, 2025

Dear Fellow Stockholders:

We are pleased to invite you to attend the annual meeting of stockholders of IonQ, Inc. (the “Annual Meeting”), to be held on Tuesday, June 17, 2025 at 1:00 PM, Eastern time. The Annual Meeting will be conducted virtually via live audio webcast. You will be able to attend the Annual Meeting virtually by visiting www.proxydocs.com/IONQ, where you will be able to listen to the meeting live, submit questions and vote online.

The attached formal meeting notice and proxy statement contain details of the business to be conducted at the Annual Meeting.

Your vote is important. Whether or not you attend the Annual Meeting, it is important that your shares be represented and voted at the Annual Meeting. Therefore, we urge you to vote and submit your proxy promptly via the Internet, telephone or mail.

On behalf of our board of directors, we would like to express our appreciation for your continued support of and interest in IonQ.

Sincerely,

Stacey Giamalis

Stacey Giamalis

Chief Legal Officer and Corporate Secretary

IONQ, INC.

4505 Campus Drive

College Park, Maryland 20740

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Time and Date	1:00 PM, Eastern time, on Tuesday, June 17, 2025

Place

The Annual Meeting will be conducted virtually via live audio webcast. You will be able to attend the Annual Meeting virtually by visiting www.proxydocs.com/IONQ, where you will be able to listen to the meeting live, submit questions and vote online during the meeting.

Items of Business
•
To elect two Class I directors to hold office until our 2028 annual meeting of stockholders and until their respective successors are elected and qualified.
•
To approve, on an advisory basis, the compensation of the named executive officers identified in the 2024 Summary Compensation Table in the “Executive Compensation” section of the proxy statement (the “Say-on-Pay Vote”).
•
To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2025.
•
To transact other business that may properly come before the Annual Meeting or any adjournments or postponements thereof.

Record Date	April 23, 2025 Only stockholders of record as of April 23, 2025 are entitled to notice of and to vote at the Annual Meeting.

Availability of Proxy Materials

The Notice of Internet Availability of Proxy Materials containing instructions on how to access our proxy statement, notice of Annual Meeting, form of proxy and our annual report, is first being sent or given on or about April 28, 2025 to all stockholders entitled to vote at the Annual Meeting.

The proxy materials and our annual report can be accessed as of April 28, 2025 by visiting www.proxydocs.com/IONQ.

Voting	Your vote is important. Whether or not you plan to attend the Annual Meeting, we urge you to submit your proxy or voting instructions via the Internet, telephone or mail as soon as possible.

By order of the board of directors, Stacey Giamalis Stacey Giamalis Chief Legal Officer and Corporate Secretary College Park, MD April 28, 2025

i

IONQ, INC.

PROXY STATEMENT

FOR 2025 ANNUAL MEETING OF STOCKHOLDERS

To be held at 1:00 PM, Eastern time, on Tuesday, June 17, 2025

The information provided in the “question and answer” format below is for your convenience only and is merely a summary of the information contained in this proxy statement. You should read this entire proxy statement carefully. The words “IonQ,” “we,” the “Company,” “us” and “our” refer to IonQ, Inc., a Delaware corporation, and its subsidiaries.

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND OUR ANNUAL MEETING

Why am I receiving these materials?

This proxy statement and the form of proxy are furnished in connection with the solicitation of proxies by our board of directors for use at the 2025 Annual Meeting of stockholders of IonQ, Inc., a Delaware corporation, and any postponements, adjournments or continuations thereof. The Annual Meeting will be held on Tuesday, June 17, 2025 at 1:00 PM, Eastern time. The Annual Meeting will be conducted virtually via live audio webcast. You will be able to attend the Annual Meeting virtually by visiting www.proxydocs.com/IONQ, where you will be able to listen to the meeting live, submit questions and vote online during the meeting. Stockholders can go to www.proxydocs.com/IONQ to register to attend the virtual meeting. Stockholders who register to attend will receive an email containing a link to the virtual meeting one hour prior to the meeting start time.

The Notice of Internet Availability of Proxy Materials, or Notice of Internet Availability, containing instructions on how to access this proxy statement, the accompanying notice of Annual Meeting and form of proxy, and our annual report, is first being sent or given on or about April 28, 2025 to all stockholders of record as of April 23, 2025. The proxy materials and our annual report can be accessed as of April 28, 2025 by visiting www.proxydocs.com/IONQ. If you receive a Notice of Internet Availability, then you will not receive a printed copy of the proxy materials or our annual report in the mail unless you specifically request these materials. Instructions for requesting a printed copy of the proxy materials and our annual report are set forth in the Notice of Internet Availability.

What proposals will be voted on at the Annual Meeting?

The following proposals will be voted on at the Annual Meeting:

•
the election of two Class I directors to hold office until our 2028 annual meeting of stockholders and until their respective successors are elected and qualified;
•
to approve, on an advisory basis, the Say-on-Pay Vote;
•
the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2025; and
•
any other business that may properly come before the Annual Meeting.

As of the date of this proxy statement, our management and board of directors were not aware of any other matters to be presented at the Annual Meeting.

How does the board of directors recommend that I vote on these proposals?

Our board of directors recommends that you vote your shares:

•
“FOR” the election of each Class I director nominee named in this proxy statement;
•
“FOR” the approval, on an advisory basis, of the Say-on-Pay Vote; and
•
“FOR” the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2025.

Who is entitled to vote at the Annual Meeting?

Holders of our common stock as of the close of business on April 23, 2025, the record date for the Annual Meeting, may vote at the Annual Meeting. As of the record date, there were 243,533,606 shares of our common stock outstanding. Each share of common stock is entitled to one vote on each matter properly brought before the Annual Meeting. Stockholders are not permitted to cumulate votes with respect to the election of directors.

Stockholders of Record. If your shares are registered directly in your name with our transfer agent, Continental Stock Transfer & Trust Company, then you are considered the stockholder of record with respect to those shares, and the Notice of Internet Availability was sent directly to you by us. As a stockholder of record, you have the right to grant your voting proxy directly to the individuals listed on the proxy card or to vote on your own behalf at the Annual Meeting. Throughout this proxy statement, we refer to these holders as “stockholders of record.”

Street Name Stockholders. If your shares are held in a brokerage account or by a broker, bank or other nominee, then you are considered the beneficial owner of shares held in street name, and the Notice of Internet Availability was forwarded to you by your broker, bank or other nominee, which is considered the stockholder of record with respect to those shares. As a beneficial owner, you have the right to direct your broker, bank or other nominee on how to vote the shares held in your account by following the instructions that your broker, bank or other nominee sent to you. Throughout this proxy statement, we refer to these holders as “street name stockholders.”

Is there a list of registered stockholders entitled to vote at the Annual Meeting?

A list of registered stockholders entitled to vote at the Annual Meeting will be made available for examination by any stockholder for any purpose germane to the meeting for a period of at least ten days prior to the meeting during ordinary business hours, at our principal executive offices located at 4505 Campus Drive, College Park, Maryland 20740 by contacting our Corporate Secretary.

What are the effects of abstentions and broker non-votes?

An abstention represents a stockholder’s affirmative choice to decline to vote on a proposal. If a stockholder indicates on its proxy card that it wishes to abstain from voting its shares, or if a broker, bank or other nominee causes abstentions to be recorded for shares, these shares will be considered present and entitled to vote at the Annual Meeting. Where approval of the proposal requires affirmative vote of the holders of a majority of the voting power of the shares cast affirmatively or negatively on such matter, abstentions will be considered for the purposes of establishing quorum at the meeting but will not be considered as votes cast for or against a proposal (Proposals No. 2 and No. 3). Also, because the outcome of Proposal No. 1 (election of directors) will be determined by a plurality vote, abstentions will have no impact on the outcome of such proposal as long as a quorum exists.

Broker non-votes occur when a bank, broker or other nominee (i.e., the record holder) has not received voting instructions from the beneficial owner on a matter for which the record holder does not have discretionary power to vote. Broker non-votes will be counted for purposes of calculating whether a quorum is present at the Annual Meeting but will not be counted for purposes of determining the number of votes cast on a proposal. Therefore, a broker non-vote will make a quorum more readily attainable but will not otherwise affect the outcome of the vote on any of the proposals.

How many votes are needed for approval of each proposal?

•
Proposal No. 1: Each director is elected by a plurality of the voting power of the shares present in person (including virtually) or represented by proxy at the Annual Meeting and entitled to vote on the election of directors. A plurality means that the nominees with the largest number of FOR votes are elected as directors. You may (1) vote FOR the election of each of the director nominees named herein or (2) WITHHOLD authority to vote for each such director nominee. Because the outcome of this proposal will be determined by a plurality vote, any shares not voted FOR a particular nominee, whether as a result of choosing to WITHHOLD authority to vote or a broker non-vote, will have no effect on the outcome of the election.
•
Proposal No. 2: The approval, on an advisory basis, of the Say-on-Pay Vote requires the affirmative vote of a majority of the votes cast FOR or AGAINST this proposal at the Annual Meeting. You may vote FOR or AGAINST this proposal, or you may indicate that you wish to ABSTAIN from voting on this proposal. Abstentions and broker non-votes will be counted for purposes of determining the presence or absence of a quorum but will not be counted as votes cast FOR or AGAINST this proposal and will have no effect on the outcome of this proposal. Because this proposal is an advisory vote, the result will not be binding on our board of directors or our Company. Our board of directors and our compensation committee will consider the outcome of the vote when determining named executive officer compensation.
•
Proposal No. 3: The ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2025, requires the affirmative vote of a majority of the votes cast FOR or AGAINST this proposal at the Annual Meeting. You may vote FOR or AGAINST this proposal, or you may indicate that you wish to ABSTAIN from voting on this proposal. Abstentions will be counted for purposes of determining the presence or absence of a quorum but will not be counted as votes cast FOR or AGAINST this proposal and will have no effect on the outcome of this proposal. Because this is a routine proposal, we do not expect any broker non-votes on this proposal.

What is the quorum requirement for the Annual Meeting?

A quorum is the minimum number of shares required to be present or represented at the Annual Meeting for the meeting to be properly held under our amended and restated bylaws and Delaware law. The presence, in person (including virtually) or by proxy, one-third of the voting power of our capital stock issued and outstanding and entitled to vote at the Annual Meeting will constitute a quorum to transact business at the Annual Meeting. Abstentions, choosing to withhold authority to vote and broker non-votes are counted as present and entitled to vote for purposes of determining a quorum. If there is no quorum, the chairperson of the meeting, or the holders of a majority of the voting power of shares present at the Annual Meeting or represented by proxy, may adjourn the meeting to another time or place.

How do I vote and what are the voting deadlines?

Stockholder of Record. If you are a stockholder of record, you may vote in one of the following ways:

•
by Internet at www.proxydocs.com/IONQ, 24 hours a day, 7 days a week, until 11:59 PM, Eastern time, on June 16, 2025 (have your Notice of Internet Availability or proxy card in hand when you visit the website);
•
by toll-free telephone at (866) 491-3176, 24 hours a day, 7 days a week, until 11:59 PM, Eastern time, on June 16, 2025 (have your Notice of Internet Availability or proxy card in hand when you call);
•
by completing, signing and mailing your proxy card (if you received printed proxy materials), which must be received prior to the Annual Meeting; or
•
by attending the Annual Meeting virtually by visiting www.proxydocs.com/IONQ, where you may vote during the meeting (have your Notice of Internet Availability or proxy card in hand when you visit the website). All votes must be received by the independent inspector of elections before the polls close during the meeting.

Street Name Stockholders. If you are a street name stockholder, then you will receive voting instructions from your broker, bank or other nominee. The availability of Internet and telephone voting options will depend on the voting process of your broker, bank or other nominee. We therefore recommend that you follow the voting instructions in the materials you receive. If your voting instruction form or Notice of Internet Availability of Proxy Materials indicates that you may vote your shares through the proxydocs.com website, then you may vote those shares at the Annual Meeting with the control number indicated on that voting instruction form or Notice of Internet Availability of Proxy Materials. Otherwise, you may not vote your shares at the Annual Meeting unless you obtain a legal proxy from your broker, bank or other nominee.

What if I do not specify how my shares are to be voted or fail to provide timely directions to my broker, bank or other nominee?

Stockholder of Record. If you are a stockholder of record and you submit a proxy, but you do not provide voting instructions, your shares will be voted:

•
“FOR” the election of each Class I director nominee named in this proxy statement;
•
“FOR” the approval, on an advisory basis, of the Say-on-Pay Vote; and
•
“FOR” the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2025.

In addition, if any other matters are properly brought before the Annual Meeting, the persons named as proxies will be authorized to vote or otherwise act on those matters in accordance with their judgment.

Street Name Stockholders. Brokers, banks and other nominees holding shares of common stock in street name for customers are generally required to vote such shares in the manner directed by their customers. In the absence of timely directions, your broker, bank or other nominee will have discretion to vote your shares on our sole routine matter: the proposal to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2025. Your broker, bank or other nominee will not have discretion to vote on any other proposals, which are considered non-routine matters, absent direction from you.

In the event that your broker, bank or other nominee votes your shares on our sole routine matter, but is not able to vote your shares on the non-routine matters, then those shares will be treated as broker non-votes with respect to the non-routine proposals. Accordingly, if you own shares through a nominee, such as a broker or bank, please be sure to instruct your nominee how to vote to ensure that your shares are counted on each of the proposals.

Can I change my vote or revoke my proxy?

Stockholder of Record. If you are a stockholder of record, you can change your vote or revoke your proxy before the Annual Meeting by:

•
entering a new vote by Internet or telephone (subject to the applicable deadlines for each method as set forth above);
•
completing and returning a later-dated proxy card, which must be received prior to the Annual Meeting;
•
delivering a written notice of revocation to our Corporate Secretary at IonQ, Inc., 4505 Campus Drive, College Park, Maryland 20740, Attention: Corporate Secretary, which must be received prior to the Annual Meeting; or
•
attending and voting at the Annual Meeting (although attendance at the Annual Meeting will not, by itself, revoke a proxy).

Street Name Stockholders. If you are a street name stockholder, then your broker, bank or other nominee can provide you with instructions on how to change or revoke your proxy.

What do I need to do to attend the Annual Meeting?

We will be hosting the Annual Meeting via live audio webcast only.

Stockholder of Record. If you were a stockholder of record as of the record date, then you may attend the Annual Meeting virtually, and will be able to submit your questions during the meeting and vote your shares electronically during the meeting by visiting www.proxydocs.com/IONQ. Stockholders can go to www.proxydocs.com/IONQ to register to attend the virtual meeting. To attend and participate in the Annual Meeting, you will need the control number included on your Notice of Internet Availability or proxy card. The Annual Meeting live audio webcast will begin promptly at 1:00 PM, Eastern time. We encourage you to access the meeting prior to the start time. Online check-in will begin at 12:45 PM, Eastern time, and you should allow ample time for the check-in procedures.

Street Name Stockholders. If you were a street name stockholder as of the record date and your voting instruction form or Notice of Internet Availability of Proxy Materials indicates that you may vote your shares through the proxydocs.com website, then you may access and participate in the Annual Meeting with the control number indicated on that voting instruction form or Notice of Internet Availability of Proxy Materials. Otherwise, street name stockholders should contact their bank, broker or other nominee and obtain a legal proxy in order to be able to attend and participate in the Annual Meeting.

How can I submit a question during the Annual Meeting?

If you want to submit a question during the Annual Meeting, you may do so when you register to attend the Annual Meeting at www.proxydocs.com/IONQ using the control number provided in the Notice and typing your question in the appropriate box in the registration form. Stockholders are permitted to submit questions that are in compliance with the meeting rules of conduct provided on the virtual meeting website and subject to a limit of one question per stockholder. We will answer as many questions submitted in accordance with the meeting rules of conduct as possible in the time allotted for the meeting. Only questions that are relevant to an agenda item to be voted on by stockholders will be answered.

How can I get help if I have trouble checking in or listening to the Annual Meeting online?

We encourage you to access the Annual Meeting before it begins. If you encounter difficulties accessing the virtual meeting during the check-in or meeting time, please call the technical support number that will be posted on the virtual meeting log-in page.

What is the effect of giving a proxy?

A proxy is your legal designation of another person to vote the stock you own at the Annual Meeting. The person you designate is your “proxy,” and you give your proxy authority to vote your shares by voting by telephone or over the Internet, or if you requested to receive a printed copy of the proxy materials, by submitting the proxy card. Proxies are solicited by and on behalf of our board of directors. Niccolo de Masi, our President and Chief Executive Officer, and Thomas Kramer, our Chief Financial Officer, have been designated as proxy holders for the Annual Meeting by our board of directors. When proxies are properly dated, executed and returned, the shares represented by such proxies will be voted at the Annual Meeting in accordance with the instructions of the stockholder. If the proxy is dated and signed, but no specific instructions are given, however, the shares will be voted in accordance with the recommendations of our board of directors on the proposals as described above. If any other matters are properly brought before the Annual Meeting, then the proxy holders will use their own judgment to determine how to vote your shares. If the Annual Meeting is postponed or adjourned, then the proxy holders can vote your shares on the new meeting date, unless you have properly revoked your proxy, as described above.

Who will count the votes?

A representative of BetaNXT’s Mediant will tabulate the votes and act as inspector of election.

How can I contact IonQ’s transfer agent?

You may contact our transfer agent, Continental Stock Transfer & Trust Company, by telephone at (800) 509-5586, or by writing Continental Stock Transfer & Trust Company at 1 State Street, 30th Floor, New York, NY 10004-1561. You may also access instructions with respect to certain stockholder matters (e.g., change of address) via the internet at https://continentalstock.com.

How are proxies solicited for the Annual Meeting and who is paying for such solicitation?

Our board of directors is soliciting proxies for use at the Annual Meeting by means of the proxy materials. We will bear the entire cost of proxy solicitation, including the preparation, assembly, printing, mailing and distribution of the proxy materials. Copies of solicitation materials will also be made available upon request to brokers, banks and other nominees to forward to the beneficial owners of the shares held of record by such brokers, banks or other nominees. We have retained Georgeson LLC to assist with the solicitation of proxies and provide related advice and informational support in connection with the Annual Meeting. We have agreed to pay Georgeson LLC a non-refundable fee of $20,000, plus variable amounts for additional proxy solicitation services and reasonable out-of-pocket expenses incurred by Georgeson LLC. The original solicitation of proxies may be supplemented by solicitation by telephone, electronic communications or other means by our directors, officers or employees. No additional compensation will be paid to these individuals for any such services, although we may reimburse such individuals for their reasonable out-of-pocket expenses in connection with such solicitation.

Where can I find the voting results of the Annual Meeting?

We will disclose voting results on a Current Report on Form 8-K that we will file with the U.S. Securities and Exchange Commission, or SEC, within four business days after the meeting. If final voting results are not available to us in time to file a Form 8-K, we will file a Form 8-K to publish preliminary results and will provide the final results in an amendment to the Form 8-K as soon as they become available.

Why did I receive a Notice of Internet Availability instead of a full set of proxy materials?

In accordance with the rules of the SEC, we have elected to furnish our proxy materials, including this proxy statement and our annual report, primarily via the Internet. As a result, we are mailing to our stockholders a Notice of Internet Availability instead of a paper copy of the proxy materials. The Notice of Internet Availability contains instructions on how to access our proxy materials on the Internet, how to vote on the proposals, how to request printed copies of the proxy materials and our annual report, and how to request to receive all future proxy materials in printed form by mail or electronically by email. We encourage stockholders to take advantage of the availability of the proxy materials on the Internet to help reduce our costs and the environmental impact of our annual meetings of stockholders.

What does it mean if I receive more than one Notice of Internet Availability or more than one set of printed proxy materials?

If you receive more than one Notice of Internet Availability or more than one set of printed proxy materials, then your shares may be registered in more than one name and/or are registered in different accounts. Please follow the voting instructions on each Notice of Internet Availability or each set of printed proxy materials, as applicable, to ensure that all of your shares are voted.

I share an address with another stockholder, and we received only one copy of the Notice of Internet Availability or proxy statement and annual report. How may I obtain an additional copy of the Notice of Internet Availability or proxy statement and annual report?

We have adopted a procedure approved by the SEC called “householding,” under which we can deliver a single copy of the Notice of Internet Availability and, if applicable, the proxy statement and annual report, to multiple stockholders who share the same address unless we receive contrary instructions from one or more stockholders. This procedure reduces our printing and mailing costs. Stockholders who participate in householding will continue to be able to access and receive separate proxy cards. Upon written or oral request, we will deliver promptly a separate copy of the Notice of Internet Availability and, if applicable, the proxy statement and annual report to any stockholder at a shared address to which we delivered a single copy of these documents. To receive a separate copy, or, if you are receiving multiple copies, to request that we only send a single copy of next year’s Notice of Internet Availability or proxy statement and annual report, as applicable, you may contact us as follows:

IonQ, Inc.

Attention: Investor Relations

4505 Campus Drive

College Park, Maryland 20740

Street name stockholders may contact their broker, bank or other nominee to request information about householding.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Composition of the Board of Directors

Our board of directors currently consists of eight directors, all of whom except Niccolo de Masi, our President and Chief Executive Officer, and Peter Chapman, our Executive Chair, are independent under the listing standards of the New York Stock Exchange, or the NYSE. Our board of directors is divided into three classes with staggered three-year terms. Thus, at each annual meeting of stockholders, a class of directors will be elected for a three-year term to succeed the class whose term is then expiring.

The following table sets forth the names, ages as of April 23, 2025, and certain other information for each of our directors and director nominees:

Name	Class	Age	Position(s)	Director Since	Current Term Expires	Expiration of Term for Which Nominated
Nominees for Director
Niccolo de Masi	I	44	President & Chief Executive Officer, Director	2021	2025	2028
Inder M. Singh(1)(3)	I	66	Director	2021	2025	2028

Continuing Directors
Wendy Thomas(1)(3)	I	53	Director	2022	2025	—
Kathryn Chou(2)	II	61	Director	2022	2026	—
Robert Cardillo	II	63	Director	2024	2026	—
Peter Chapman	III	64	Executive Chair	2021	2027	—
William Scannell(2)	III	62	Director	2024	2027	—
Gabrielle Toledano(1)(3)	III	58	Director	2025	2027	—

(1)
Member of audit committee
(2)
Member of compensation committee
(3)
Member of nominating and corporate governance committee

Nominees for Director

Niccolo de Masi has served as a member of our board of directors since the closing of the business combination in September 2021 and as President and Chief Executive Officer since February 2025. Mr. de Masi was the Chief Executive Officer and a member of the board of directors of our predecessor, dMY Technology Group, Inc. III, since September 2020. Mr. de Masi has served as a director of Planet Labs PBC, a publicly traded earth imaging company, since December 2021, and as a director and audit committee member of Genius Sports Limited, a publicly traded sports data and technology company, since April 2021. Mr. de Masi has served as a director of dMY Technology Group, Inc. VI and dMY Squared Technology Group, Inc., each a publicly traded company, since October 2021 and October 2022, respectively. From January 2020 to December 2020, Mr. de Masi served as Chief Executive Officer of dMY Technology Group, Inc. and has served as a director of Rush Street Interactive, Inc., a publicly traded online casino company, since December 2020, following its business combination with dMY Technology Group, Inc. From January 2010 to April 2021, Mr. de Masi was a member of the board of directors of Glu Mobile Inc., a publicly traded mobile gaming company. From February 2019 to March 2020, Mr. de Masi was the Chief Innovation Officer at Resideo Technologies, Inc., a publicly traded security solutions company. From October 2018 to January 2020, he served as a member of Resideo Technologies, Inc.’s board of directors and from February 2019 until January 2020 he served as its President of Products and Solutions. From November 2016 until October 2018, Mr. de Masi served as the President of Essential Products, Inc. Since November 2015, Mr. de Masi has served on the Leadership Council of the UCLA Grand Challenge. Mr. de Masi received a B.A. and an MSci. in physics from Cambridge University. We believe Mr. de Masi is qualified to serve as a member of our board of directors because of his breadth of experience as both an officer and member of the board of directors at a variety of publicly traded technology companies.

Inder M. Singh has served as a member of our board of directors since December 2021, and lead independent director since March 2025. Mr. Singh has served as a director of John Wiley and Sons, Inc., a publicly traded publishing company since December 2021. From April 2019 to December 2022, Mr. Singh served as Executive Vice President and Chief Financial Officer of Arm Limited, a British semiconductor and software design company, where he led the global finance organization as well as corporate IT operations, procurement and enterprise security teams. From November 2016 to April 2019, Mr.

Singh served as Senior Vice President and Chief Financial Officer, and from March 2016 to November 2016, as Chief Strategy and Marketing Officer, of Unisys Corp., a publicly traded company. Prior to that, Mr. Singh was a Managing Director at SunTrust Bank’s equities unit, and a Senior Vice President in finance at Comcast Corporation. Mr. Singh is currently a member of the board of directors of Affinity Federal Credit Union, a U.S. financial services firm. Mr. Singh has also advised startups as a member of Columbia University’s Entrepreneurship Advisory Board, and participates as a project advisor for the U.S. Department of Homeland Security on national security and critical infrastructure issues. Mr. Singh received an M.B.A. in finance from New York University and holds M.S. and B.S. degrees in engineering from Columbia University. We believe Mr. Singh is qualified to serve as a member of our board of directors because of his finance and corporate management roles within various organizations and his general involvement in the technology and infrastructure industry.

Directors Continuing in Office Until the 2026 Annual Meeting of Stockholders

Kathryn Chou has served as a member of our board of directors since July 2022. Since January 2022, Ms. Chou has served as Senior Vice President, SaaS Engineering, of Nutanix, Inc., a publicly traded company, where she along with her team is responsible for building secure and scalable SaaS applications and systems across the entire customer life cycle. From June 2020 to September 2021, Ms. Chou served as Senior Vice President, Worldwide Sales Strategy and Operations, from March 2020 to June 2020, as Vice President, Customer Success Operations and Intelligence and from September 2016 to March 2020 as Vice President, Research and Development, Operations and Central Services, of VMware, Inc., a publicly traded company. Ms. Chou has also served in various non-profit organizations throughout her career. Ms. Chou received an M.B.A. from Harvard Business School and holds M.S. and B.S. degrees in manufacturing systems engineering and mechanical engineering, respectively, from Stanford University. We believe Ms. Chou is qualified to serve as a member of our board of directors because of her extensive and varied experience as a senior executive at multiple publicly traded technology and software companies.

Robert Cardillo has served as a member of our board of directors since February 2024. Since April 2021, Mr. Cardillo has served as Chief Strategist at Planet Labs PBC, a publicly traded company. From October 2014 to February 2019, Mr. Cardillo was the sixth Director of the National Geospatial-Intelligence Agency. Mr. Cardillo is the Chairman of the Board of Planet Federal, an Outside Director at Seerist Federal and an Independent Director on the board of directors of SynthetAIc. Mr. Cardillo served as a member of the board of directors of AGI and Enview, each private companies which were acquired by public companies—AGI by ANSER (2020) and Enview by Matterport (2022). Mr. Cardillo earned a Bachelor of Arts in Government from Cornell University in 1983 and a Master of Arts in National Security Studies from Georgetown University in 1988. In 2019, Mr. Cardillo received an honorary Doctorate of Humane Letters from Saint Louis University. We believe Mr. Cardillo is qualified to serve as a member of our board of directors because of his extensive experience in the U.S. government and with private and public companies.

Directors Continuing in Office Until the 2027 Annual Meeting of Stockholders

Peter Chapman has served as a member of our board of directors since the closing of the business combination in September 2021 and as Executive Chair of the Board since June 2024. Mr. Chapman previously served as our President and Chief Executive Officer from the closing of the business combination in September 2021 until February 2025, and as legacy IonQ’s President and Chief Executive Officer and a member of its board of directors since May 2019. From September 2014 to May 2019, Mr. Chapman served as a Director of Engineering for Amazon Prime at Amazon.com, Inc. prior to joining IonQ. Before that, Mr. Chapman was the President at Media Arc, Inc. We believe Mr. Chapman is qualified to serve as a member of our board of directors because of his prior leadership and officer positions at technology and software companies.

William Scannell has served as a member of our board of directors since February 2024. Since September 2016, Mr. Scannell has served as President, Global Sales & Customer Operations at Dell Technologies Inc., a publicly traded company. Prior to this role, Mr. Scannell oversaw Global Enterprise Sales & Customer Operations at Dell Technologies, Inc. and Global Sales at EMC Corporation (acquired by Dell Technologies, Inc. in 2016). Mr. Scannell began his career as a Sales Representative for EMC Corporation in 1986, and has served in several other roles in addition to those mentioned above. Mr. Scannell holds a Bachelor of Science degree in business management from Northeastern University. We believe Mr. Scannell is qualified to serve as a member of our board of directors because of his extensive and varied experience in all aspects of software and hardware company operations.

Gabrielle Toledano has served as a member of our board of directors since February 2025. Since 2020, Ms. Toledano has served as the Chief Operating Officer at Keystone Strategy, a global technology and advisory firm. Prior to Keystone, Ms. Toledano was Executive in Residence for Comcast Ventures in 2019 and Chief People Officer at Tesla from 2017 to 2018.

Ms. Toledano served as Chief Talent Officer at Electronic Arts from 2006 to 2017 and Chief Human Resources Officer for Siebel Systems from 2002 to 2006. From 1991 to 2002, Ms. Toledano served in human resources leadership positions with Microsoft and Oracle. Ms. Toledano serves as a director on the boards of Fountain, a private technology company focused on frontline workforce management, and Altanine, a private pharmaceutical company. During her career she has also served as a director on the boards of Bose Corporation, Glu Mobile, Lilium, Velo3D, Vaxxinity and Jive Software. Ms. Toledano received her undergraduate and graduate degrees from Stanford University. We believe Ms. Toledano is qualified to serve as a member of our board of directors because of her extensive and varied experience as a senior executive at multiple private and public companies.

Director Not Standing for Re-Election

The current term of Wendy Thomas, a member of our board of directors, will expire at the Annual Meeting. Ms. Thomas will not stand for re-election to our board of directors at the Annual Meeting. Our board of directors thanks Ms. Thomas for her distinguished service as a director of the Company. As a result of Ms. Thomas not standing for re-election to our board of directors, to avoid a vacancy existing on our board of directors following the Annual Meeting, consistent with our amended and restated bylaws, our board of directors has unanimously adopted a resolution to reduce the size of our board of directors from eight to seven members, effective upon the conclusion of the Annual Meeting.

Wendy Thomas has served as a member of our board of directors since December 2022. From September 2021 until March 2025, Ms. Thomas served as Chief Executive Officer of SecureWorks Corp., a publicly traded company until acquired by Sophos in January 2025. Ms. Thomas served in various other positions at SecureWorks, including as President from September 2021 through February 2023 and President, Customer Success from April 2020 to June 2021, Chief Product Officer from June 2019 to April 2020, Senior Vice President, Business and Product Strategy from March 2018 to June 2019, Vice President, Strategic and Financial Planning from March 2017 to March 2018 and Vice President, Financial Planning and Analysis from July 2015 to March 2017. Ms. Thomas also served on the board of directors of SecureWorks from July 2021 until January 2025. Ms. Thomas has served on the board of directors of Marqeta, a publicly traded card issuing and payment platform company, since April 2025. Ms. Thomas received an M.B.A. from the Darla Moore School of Business at the University of South Carolina and holds a B.A. in Economics and Foreign Affairs from the University of Virginia. We believe Ms. Thomas is qualified to serve as a member of our board of directors because of her extensive and varied experience in multiple senior executive roles at a publicly traded technology company.

Director Independence

Our common stock is listed on the NYSE. As a company listed on the NYSE, we are required under NYSE listing standards to maintain a board of directors comprised of a majority of independent directors as determined affirmatively by our board of directors. Under NYSE listing standards, a director will only qualify as an independent director if, in the opinion of that listed company’s board of directors, the director does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In addition, the NYSE listing standards require that, subject to specified exceptions, each member of our audit, compensation and nominating and corporate governance committees be independent and, in the case of our audit and compensation committees, satisfy heightened independence requirements. For compensation committee members, our board of directors must consider all factors specifically relevant to determining whether each compensation committee member has a relationship with us that is material to the director’s ability to be independent from management in connection with the duties of a compensation committee member.

Audit committee members must also satisfy the additional independence criteria set forth in Rule 10A-3 under the Securities Exchange Act of 1934, as amended, or the Exchange Act, and NYSE listing standards applicable to audit committee members. Compensation committee members must also satisfy the additional independence criteria set forth in Rule 10C-1 under the Exchange Act and NYSE listing standards applicable to compensation committee members.

Our board of directors has undertaken a review of the independence of each of our directors. Based on information provided by each director concerning his or her background, employment and affiliations, our board of directors has determined that Robert Cardillo, Kathryn Chou, Inder M. Singh, William Scannell, Wendy Thomas, and Gabrielle Toledano, representing six of our eight directors, do not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is an “independent director” as defined under the listing standards of the NYSE. Niccolo de Masi is not considered an independent director because of his position as our President and Chief Executive Officer, and Peter Chapman is not considered an independent director because of his position as our Executive Chair.

In making these determinations, our board of directors considered the current and prior relationships that each non-employee director has with our Company and all other facts and circumstances that our board of directors deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director, and the transactions involving them described in the section titled “Related Person Transactions.”

There are no family relationships among any of our directors, director nominees or executive officers.

Leadership Structure

Our Corporate Governance Guidelines specify that the board of directors will select our Chief Executive Officer and Chair of the Board in the manner that it determines to be in the best interests of our stockholders and in accordance with any stockholder agreements. We do not believe there should be a fixed rule regarding whether the Chair of the Board should be an employee of the Company or should be elected from among the non-employee directors. The needs of our Company and the individuals available to assume these roles may require different outcomes at different times, and the board of directors believes that retaining flexibility in these decisions is in the best interests of our Company. The role of Chair of the Board is currently held by Peter Chapman and the role of Lead Independent Director of the board of directors is currently held by Inder M. Singh.

Pursuant to its charter, the nominating and corporate governance committee periodically reviews this matter and makes recommendations to the board of directors.

Role of Lead Independent Director

We believe that the structure of our board of directors, with Mr. de Masi acting as President and Chief Executive Officer, Mr. Chapman acting as Executive Chair, and Mr. Singh acting as lead independent director, and with fully independent audit, compensation, and nominating and corporate governance committees that oversee the majority of the Company’s operations, risks, performance, and strategy, provides the most effective governance framework and allows us to benefit from Messrs. de Masi and Chapman’s talent, knowledge, and experience as leaders of the Company, while maintaining effective independent oversight of management. This structure creates accountability and enhances our ability to develop and execute our strategy and communicate our message clearly and consistently to stockholders.

Executive Chair

Mr. Chapman serves as the Executive Chair of our board of directors. As our former President and Chief Executive Officer, Mr. Chapman possesses detailed and in-depth knowledge of the issues, opportunities and challenges facing our Company and business, which enables him to effectively lead our board of directors, including by identifying strategic priorities, leading critical discussions and executing our business plans. We believe Mr. Chapman’s extensive Company-specific experience and expertise, together with the outside experience, oversight and expertise of our lead independent director and the independent directors on our board of directors and committees, allow for differing perspectives and roles regarding strategy development that benefit our stockholders.

Lead Independent Director and Independent Committees

Because Mr. de Masi serves as our President and Chief Executive Officer and Mr. Chapman serves as our Executive Chair, they are not “independent” directors under the listing standards of the NYSE, and our board of directors has approved the appointment of Mr. Singh to serve as our lead independent director. Our board of directors believes that Mr. Singh provides an effective independent voice in our leadership structure.

The lead independent director position is a critical aspect of our corporate governance framework. Our board of directors believes that having a lead independent director enhances communications and relations among our board of directors. In addition to generally serving as a liaison between Messrs. de Masi and Chapman and our independent directors, the responsibilities of the lead independent director includes:

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presiding over executive sessions of independent directors, at which the Executive Chair is not present;
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advising the Executive Chair as to an appropriate schedule of meetings of the board of directors, ensuring that the independent directors can perform their duties responsibly while not interfering with ongoing Company operations;

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providing input to the Executive Chair with respect to the agendas for meetings of the board of directors and its committees;
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advising the Executive Chair on the retention of advisors and consultants who report directly to the board of directors;
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receiving messages from major stockholders wishing to communicate directly with the independent directors and facilitating an appropriate response;
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facilitating discussions among independent directors on key issues and concerns outside of meetings of the board of directors; and
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having such other duties as the board of directors may delegate to assist in meeting its responsibilities.

Only independent directors serve on the audit committee, the compensation committee, and the nominating and corporate governance committee, which we believe provides strong independent leadership and oversight for each of these committees. As a result of the board of directors’ committee system and the existence of a majority of independent directors on the board of directors, the board of directors maintains effective oversight of our business operations, including independent oversight of our financial statements, executive compensation, selection of director candidates and corporate governance programs.

Risk Oversight of the Board of Directors

One of the key functions of the board of directors is informed oversight of our risk management process. In particular, our board of directors is responsible for monitoring and assessing strategic risk exposure, including a determination of the nature and level of risk appropriate for our Company. The board of directors does not have a standing risk management committee, but rather administers this oversight function directly through the board of directors as a whole, as well as through various standing committees that address risks inherent in their respective areas of oversight. Our board of directors and its committees consider specific risk topics, including, but not limited to, risks associated with our strategic plan, business operations, capital structure, information technology, data privacy and cybersecurity. It is the responsibility of the committee chairs to report findings regarding material risk exposures to the board of directors as quickly as possible.

Our audit committee has the responsibility to consider and discuss with management and the auditors, as appropriate, our Company’s guidelines and policies with respect to financial risk management and financial risk assessment, including our Company’s major financial risk exposures and the steps taken by management to monitor and control these exposures. Areas of focus for the audit committee include our Company’s policies and other matters relating to our investments, cash management and foreign exchange management, major financial risk exposures, the adequacy and effectiveness of our information security policies and practices, cybersecurity and the internal controls regarding information security, and the steps taken by management to monitor and mitigate or otherwise control these exposures and to identify future risks. Our compensation committee assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking, including risks related to executive compensation and overall compensation and benefit strategies, plans, arrangements, practices and policies. Our nominating and corporate governance committee monitors the effectiveness of our corporate governance guidelines, including whether they are successful in preventing illegal or improper liability-creating conduct.

In connection with its reviews of the operations and corporate functions of our Company, our board of directors addresses the primary risks associated with those operations and corporate functions. In addition, our board of directors reviews the risks associated with our Company’s business strategies as part of its consideration of undertaking any such business strategies. While the board of directors and its committees oversee risk management strategy, management is responsible for implementing and supervising day-to-day risk management processes and reporting to the board of directors and its committees on such matters.

Board Committees

Our board of directors has established the following standing committees of the board of directors: audit committee, compensation committee, and nominating and corporate governance committee. The composition and responsibilities of each of the committees of our board of directors is described below. Members will serve on these committees until their resignation or until as otherwise determined by our board of directors.

Audit Committee

The current members of our audit committee are Mr. Singh, Ms. Thomas, and Ms. Toledano. Effective as of the conclusion of the Annual Meeting, we expect our audit committee to consist of Mr. Singh, Ms. Toledano, and Ms. Chou. Mr. Singh is the chairperson of our audit committee. Our board of directors has determined that each member of our audit committee meets the requirements for independence of audit committee members under the rules and regulations of the SEC and the listing standards of the NYSE, and also meets the financial literacy requirements of the listing standards of the NYSE. Our board of directors has determined that Mr. Singh is an audit committee financial expert within the meaning of Item 407(d) of Regulation S-K. Our audit committee is responsible for, among other things:

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selecting, retaining, compensating, evaluating, overseeing and, where appropriate, terminating our independent registered public accounting firm;
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reviewing plans for the audit and reviewing and approving audit and non-audit services to be performed by the independent auditor or other registered public accounting firms;
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evaluating the independence and qualifications of our independent registered public accounting firm;
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reviewing our financial statements and discussing with management and our independent registered public accounting firm the results of the annual audit and the quarterly reviews;
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reviewing and discussing with management and our independent registered public accounting firm the quality and adequacy of our internal controls and our disclosure controls and procedures;
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discussing with management our procedures regarding the presentation of our financial information and reviewing earnings press releases and guidance;
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discussing with our internal audit function the adequacy and effectiveness of our Company’s scope, staffing, and general audit approach;
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reviewing and approving related party transactions;
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reviewing and monitoring compliance with our code of business conduct and ethics;
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overseeing procedures to address complaints regarding accounting, internal accounting controls and auditing matters, including confidential, anonymous submissions by our employees of concerns regarding questionable accounting or auditing matters;
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providing oversight of cybersecurity matters and receiving regular cybersecurity reports from members of management, including updates on potential cybersecurity risks and mitigation strategies, information security initiatives and assessments of our cybersecurity program; and
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overseeing our legal and regulatory compliance, including risk assessment.

Our audit committee operates under a written charter that satisfies the applicable rules and regulations of the Securities and Exchange Commission, or the SEC, and the listing standards of the NYSE. A copy of the charter of our audit committee is available on our website at investors.ionq.com. During 2024, our audit committee held thirteen meetings.

Compensation Committee

The current members of our compensation committee are Ms. Chou and Mr. Scannell. Ms. Chou is the chairperson of our compensation committee. Our board of directors has determined that each member of our compensation committee meets the requirements for independence for compensation committee members under the rules and regulations of the SEC and the listing standards of the NYSE. Each member of the compensation committee is also a non-employee director, as defined pursuant to Rule 16b-3 promulgated under the Exchange Act. Our compensation committee is responsible for, among other things:

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reviewing and making recommendations to our board of directors regarding the compensation for our chief executive officer;
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reviewing and approving (or making recommendations to the board of directors for approval of) the compensation for our other executive officers;
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reviewing, approving and administering our employee benefit and equity incentive plans;

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overseeing our compensation plans and programs with a goal to attract, incentivize, retain and reward management and employees;
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approving or making recommendations to our board of directors regarding the creation or revision of any clawback policy; and
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making recommendations to our board of directors regarding non-employee director compensation.

Our compensation committee operates under a written charter that satisfies the applicable rules and regulations of the SEC and the listing standards of the NYSE. A copy of the charter of our compensation committee is available on our website at investors.ionq.com. During 2024, our compensation committee held eight meetings.

Nominating and Corporate Governance Committee

The current members of our nominating and corporate governance committee are Mr. Singh, Ms. Thomas, and Ms. Toledano. Effective as of the conclusion of the Annual Meeting, our nominating and corporate governance committee will consist of Mr. Singh and Ms. Toledano. Ms. Toledano is the chairperson of our nominating and corporate governance committee. Our board of directors has determined that each member of our nominating and corporate governance committee meets the requirements for independence for nominating and corporate governance committee members under the listing standards of the NYSE. Our nominating and corporate governance committee is responsible for, among other things:

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reviewing and assessing and making recommendations to our board of directors regarding desired qualifications, expertise and characteristics sought of members of our board of directors;
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identifying, evaluating, and making recommendations to our board of directors regarding nominees for election to our board of directors;
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reviewing our succession planning process for our executive officers;
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overseeing our board of directors’ committee structure and operations;
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reviewing and making recommendations to our board of directors regarding our corporate governance guidelines and corporate governance framework;
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overseeing the evaluation of the performance of our board of directors and its committees; and
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making recommendations to our board of directors regarding processes for stockholder communications with the non-management members of our board of directors.

Our nominating and corporate governance committee operates under a written charter that satisfies the applicable listing standards of the NYSE. A copy of the charter of our nominating and corporate governance committee is available on our website at investors.ionq.com. During 2024, our nominating and corporate governance committee held nine meetings.

Attendance at Board and Stockholder Meetings

During our fiscal year ended December 31, 2024, our board of directors held nine meetings (including regularly scheduled and special meetings), and each director attended at least 75% of the aggregate of (1) the total number of meetings of the board of directors held during the period for which he or she has been a director and (2) the total number of meetings held by all committees on which he or she served during the periods that he or she served.

Although we do not have a formal policy regarding attendance by members of our board of directors at the annual meetings of stockholders, we encourage, but do not require, directors to attend. All of our directors attended our 2024 annual meeting of stockholders, who were directors at the time.

Executive Sessions of Non-Employee Directors

To encourage and enhance communication among non-employee directors, and as required under applicable NYSE rules, our corporate governance guidelines provide that our non-employee independent directors will meet in executive sessions with the lead independent director presiding and without management present on a periodic basis.

Compensation Committee Interlocks and Insider Participation

The current members of our compensation committee are Ms. Chou and Mr. Scannell. Mr. Scannell was appointed to the compensation committee on July 23, 2024. Craig Barratt was a member of the compensation committee until the expiration of his term on the board of directors, effective June 5, 2024. Harry You was a member of the compensation committee until his resignation from the board of directors, effective February 26, 2025. None of the members of our compensation committee, or anyone who served as a member of our compensation committee in 2024, is or has been an officer or employee of our Company, other than individuals who served as officers of our predecessor company. None of our executive officers currently serves, or in the past fiscal year has served, as a member of the board of directors or compensation committee (or other board committee performing equivalent functions) of any entity that has one or more executive officers serving on our board of directors or compensation committee.

Considerations in Evaluating Director Nominees

Our nominating and corporate governance committee uses a variety of methods for identifying and evaluating potential director nominees. In its evaluation of director candidates, including the current directors eligible for re-election, our nominating and corporate governance committee will consider the current size and composition of our board of directors and the needs of our board of directors and the respective committees of our board of directors and other director qualifications. While our board of directors has not established minimum qualifications for members of our board of directors, some of the factors that our nominating and corporate governance committee considers in assessing director nominee qualifications include, without limitation, issues of character, professional ethics and integrity, judgment, other commitments, and business experience, as well as other factors that contribute to the total mix of viewpoints and experience represented on our board of directors.

If our nominating and corporate governance committee determines that an additional or replacement director is required, then the committee may take such measures as it considers appropriate in connection with its evaluation of a director candidate, including candidate interviews, inquiry of the person or persons making the recommendation or nomination, engagement of an outside search firm to gather additional information, or reliance on the knowledge of the members of the committee, board of directors or management. In 2024, we paid a third-party search firm to assist in identifying candidates to join our board of directors.

After completing its review and evaluation of director candidates, our nominating and corporate governance committee recommends to our full board of directors the director nominees for selection. Our nominating and corporate governance committee has discretion to decide which individuals to recommend for nomination as directors and our board of directors has the final authority in determining the selection of director candidates for nomination to our board of directors.

Stockholder Recommendations and Nominations to our Board of Directors

Our nominating and corporate governance committee will consider recommendations and nominations for candidates to our board of directors from stockholders in the same manner as candidates recommended to the committee from other sources, so long as such recommendations and nominations comply with our amended and restated certificate of incorporation and amended and restated bylaws, all applicable Company policies and all applicable laws, rules and regulations, including those promulgated by the SEC. Our nominating and corporate governance committee will evaluate such recommendations in accordance with its charter, our amended and restated bylaws and corporate governance guidelines and other applicable policies and the director nominee criteria described above.

A stockholder that wants to recommend a candidate to our board of directors should direct the recommendation in writing by letter to our Corporate Secretary at IonQ, Inc., 4505 Campus Drive, College Park, Maryland 20740, Attention: Corporate Secretary. Such recommendation must include the candidate’s name, age, home and business contact information, the principal occupation or employment of such nominee, relevant qualifications, a written consent from the candidate confirming willingness to serve, information regarding any relationships between the candidate and us and evidence of the recommending stockholder’s ownership of our capital stock. Such recommendation must also include a statement from the recommending stockholder in support of the candidate. Our amended and restated bylaws contain a full description of the information required to be included in a stockholder’s notice. Our nominating and corporate governance committee has discretion to decide which individuals to recommend for nomination as directors.

Under our amended and restated bylaws, stockholders may also directly nominate persons for our board of directors. Any nomination must comply with the requirements set forth in our amended and restated bylaws and the rules and regulations of the SEC and should be sent in writing to our Corporate Secretary at the address above. To be timely for our 2026 annual meeting of stockholders, nominations must be received by our Corporate Secretary observing the deadlines discussed below under “Other Matters—Stockholder Proposals or Director Nominations for 2026 Annual Meeting.”

Communications with the Board of Directors

Stockholders and other interested parties wishing to communicate directly with our non-management directors, may do so by writing and sending the correspondence to our Corporate Secretary by mail to our principal executive offices at IonQ, Inc., 4505 Campus Drive, College Park, Maryland 20740, Attn: Corporate Secretary. Our Corporate Secretary, in consultation with appropriate directors as necessary, will review all incoming communications and screen for communications that (1) are solicitations for products and services, (2) relate to matters of a personal nature not relevant for our stockholders to act on or for our board of directors to consider and (3) are matters of a type that are improper or irrelevant to the functioning of our board of directors or our business, for example, mass mailings, job inquiries and business solicitations. If appropriate, our Corporate Secretary will route such communications to the appropriate director(s) or, if none is specified, then to the chairperson of the board of directors or the lead independent director (if one is appointed). These policies and procedures do not apply to communications to non-management directors from our officers or directors who are stockholders or stockholder proposals submitted pursuant to Rule 14a-8 under the Exchange Act.

Incentive Compensation Recoupment Policy

The IonQ, Inc. Incentive Compensation Recoupment Policy is our comprehensive policy on recoupment of compensation. The policy complies with Section 10D of the Exchange Act and NYSE listing standards. This policy covers all individuals who are or were ever designated as an “officer” by the board of directors in accordance with Exchange Act Rule 16a-1(f). Under this policy, in the event of a financial restatement (whether or not this involves misconduct on the part of the covered individual) or a recalculation of a financial metric affecting an award, we have a requirement to recover from any covered individual annual incentive payments and gains realized from vested long-term incentive awards. The full text of our Incentive Compensation Recoupment Policy may be obtained by accessing our filings on the SEC’s website at www.sec.gov.

Corporate Governance Guidelines and Code of Business Conduct and Ethics

Our board of directors has adopted corporate governance guidelines. These guidelines address, among other items, the qualifications and responsibilities of our directors and director candidates, the structure and composition of our board of directors and corporate governance policies and standards applicable to us in general. In addition, our board of directors has adopted a code of business conduct and ethics that applies to all of our employees, officers and directors, including our chief executive officer, chief financial officer and other executive and senior financial officers. The full text of our corporate governance guidelines and code of business conduct and ethics are available on our website at investors.ionq.com. We will post amendments to our code of business conduct and ethics or any waivers of our code of business conduct and ethics for directors and executive officers on the same website.

Policy on Hedging and Pledging

Our board of directors has adopted an insider trading policy, which prohibits hedging or monetization transactions with respect to our common stock, including through the use of financial instruments such as prepaid variable forwards, equity swaps, collars, and exchange funds. In addition, our insider trading policy prohibits trading in derivative securities related to our common stock, which include publicly traded call and put options, engaging in short selling of our common stock, purchasing our common stock on margin or holding it in a margin account and pledging our shares as collateral for a loan. The full text of our insider trading policy may be obtained by accessing our filings on the SEC's website at www.sec.gov.

Insider Trading Policy

We have adopted an insider trading policy that governs the purchase, sale, and other dispositions of our securities by directors, officers, employees, and other covered persons that we believe is reasonably designed to promote compliance with insider trading laws, rules and regulations, and applicable stock exchange listing requirements. A copy of our insider trading policy is filed as Exhibit 19.1 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2024. In addition, with regard to the Company’s trading in its own securities, it is our policy to comply with the federal securities laws and the applicable exchange listing requirements.

PROPOSAL NO. 1:

ELECTION OF CLASS I DIRECTORS

Our board of directors currently consists of eight directors and is divided into three classes with staggered three-year terms. At the Annual Meeting, two Class I directors will be elected for a three-year term to succeed the same class whose term is then expiring. Each director’s term continues until the expiration of the term for which such director was elected and until such director’s successor is elected and qualified or until such director’s earlier death, resignation or removal.

Nominees

Our nominating and corporate governance committee has recommended, and our board of directors has approved, Niccolo de Masi and Inder M. Singh as nominees for election as Class I directors at the Annual Meeting. If elected, each of Mr. de Masi, and Mr. Singh will serve as a Class I director until the 2028 annual meeting of stockholders and their respective successor is elected and qualified or until their earlier death, resignation or removal. For more information concerning the nominees, please see the section titled “Board of Directors and Corporate Governance.”

Mr. de Masi and Mr. Singh have agreed to serve as directors if elected, and management has no reason to believe that they will be unavailable to serve. In the event a nominee is unable or declines to serve as a director at the time of the Annual Meeting, proxies will be voted for any nominee designated by the present board of directors to fill the vacancy.

Vote Required

Each director is elected by a plurality of the voting power of the shares present in person (including virtually) or represented by proxy at the meeting and entitled to vote on the election of directors. Because the outcome of this proposal will be determined by a plurality vote, any shares not voted FOR a particular nominee, whether as a result of choosing to WITHHOLD authority to vote or a broker non-vote, will have no effect on the outcome of the election.

Board Recommendation

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF THE DIRECTOR NOMINEES NAMED ABOVE.

PROPOSAL NO. 2:

ADVISORY VOTE TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

Pursuant to Section 14A of the Exchange Act, we are asking our stockholders to approve, on an advisory or non-binding basis, the compensation of our named executive officers as described in this proxy statement. This proposal, commonly referred to as the “Say-on-Pay” proposal, gives our stockholders the opportunity to express their views on our named executive officers’ compensation as a whole. This vote is not intended to address any specific item of compensation or any specific named executive officer, but rather the overall compensation of all of our named executive officers and the philosophy, policies and practices described in this proxy statement.

The Say-on-Pay Vote is advisory, and therefore is not binding on us, our compensation committee or our board of directors. The Say-on-Pay Vote will, however, provide information to us regarding investor sentiment about our executive compensation philosophy, policies and practices, which our compensation committee will be able to consider when determining executive compensation for the remainder of the current fiscal year and beyond. Our board of directors and our compensation committee value the opinions of our stockholders. To the extent there is any significant vote against the compensation of our named executive officers as disclosed in this proxy statement, we will endeavor to communicate with stockholders to better understand the concerns that influenced the vote and consider our stockholders’ concerns, and our compensation committee will evaluate whether any actions are necessary to address those concerns.

You are encouraged to review the section titled “Executive Compensation” and the section titled “Compensation Discussion and Analysis”, which provides an overview of our executive compensation program and its elements, objectives and rationale.

We are asking our stockholders to approve the compensation of our named executive officers as described in this proxy statement by voting for the following non-binding resolution:

“RESOLVED, that the stockholders approve, on an advisory basis, the compensation paid to our named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the compensation discussion and analysis, the compensation tables and the narrative discussion.”

Vote Required

The approval, on an advisory basis, of the compensation of our named executive officers requires the affirmative vote of a majority of votes cast FOR or AGAINST this proposal at the Annual Meeting. Abstentions and broker non-votes will have no effect on the outcome of this proposal.

As an advisory vote, the result of this proposal is non-binding. Although the vote is non-binding, our board of directors and our compensation committee value the opinions of our stockholders and will consider the outcome of the vote when making future compensation decisions for our named executive officers.

Board Recommendation

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT.

PROPOSAL NO. 3:

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our audit committee has appointed Ernst & Young LLP as our independent registered public accounting firm to audit our consolidated financial statements for our fiscal year ending December 31, 2025. Ernst & Young LLP served as our independent registered public accounting firm for the fiscal year ended December 31, 2024.

At the Annual Meeting, we are asking our stockholders to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2025. Our audit committee is submitting the appointment of Ernst & Young LLP to our stockholders because we value our stockholders’ views on our independent registered public accounting firm and as a matter of good corporate governance. Notwithstanding the appointment of Ernst & Young LLP, and even if our stockholders ratify the appointment, our audit committee, in its discretion, may appoint another independent registered public accounting firm at any time during our fiscal year if our audit committee believes that such a change would be in the best interests of our Company and our stockholders. If our stockholders do not ratify the appointment of Ernst & Young LLP , then our audit committee may reconsider the appointment. One or more representatives of Ernst & Young LLP are expected to be present at the Annual Meeting, and they will have an opportunity to make a statement and are expected to be available to respond to appropriate questions from our stockholders.

Fees Paid to the Independent Registered Public Accounting Firm

The following table presents fees for professional audit services and other services rendered to us by Ernst & Young LLP for our fiscal years ended December 31, 2024 and 2023.

	2024	2023
Audit Fees(1)	$1,129,909	$1,196,007
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—
Total Fees	$1,129,909	$1,196,007

(1)
“Audit Fees” consist of fees billed for professional services rendered for the integrated audit of IonQ, Inc.’s consolidated financial statements, the reviews of the interim condensed consolidated financial statements, and audit services provided in connection with other regulatory filings.

Auditor Independence

In 2024, there were no other professional services provided by Ernst & Young LLP, other than those listed above, that would have required our audit committee to consider their compatibility with maintaining the independence of Ernst & Young LLP.

Pre-Approval Policies and Procedures

Our audit committee approves all audit services and pre-approves all non-audit services provided by Ernst & Young LLP before it is engaged by us to render non-audit services to ensure that the provision of these services does not impair the auditor’s independence. These services may include audit-related services, tax services and other non-audit services.

The pre-approval requirement set forth above does not apply with respect to non-audit services if:

•
all such services do not, in the aggregate, amount to more than 5% of the total fees paid by us to Ernst & Young LLP during the fiscal year in which the services are provided;
•
such services were not recognized as non-audit services at the time of the relevant engagement; and
•
such services are promptly brought to the attention of and approved by the audit committee (or its delegate) prior to the completion of the annual audit.

The audit committee elected to delegate pre-approval authority to the chair of the audit committee to approve any one or more individual permitted non-audit services. The chair will report any pre-approval granted at the next meeting of the audit committee.

Vote Required

The ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2025, requires the affirmative vote of a majority of the votes cast FOR or AGAINST this proposal at the Annual Meeting. Abstentions will have no effect on this proposal. Because this is a routine proposal, we do not expect any broker non-votes on this proposal.

Board Recommendation

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR OUR FISCAL YEAR ENDING DECEMBER 31, 2025.

REPORT OF THE AUDIT COMMITTEE

The audit committee is a committee of the board of directors comprised solely of independent directors as required by the NYSE listing standards and the rules and regulations of the SEC. The audit committee operates under a written charter adopted by the board of directors. This written charter is reviewed annually for changes, as appropriate. With respect to IonQ’s financial reporting process, IonQ’s management is responsible for (1) establishing and maintaining internal controls and (2) preparing IonQ’s consolidated financial statements. IonQ’s independent registered public accounting firm, Ernst & Young LLP, is responsible for performing an independent audit of IonQ’s consolidated financial statements and internal controls over financial reporting and expressing an opinion on the conformity of IonQ’s consolidated financial statements with U.S. generally accepted accounting principles and on the effectiveness of IonQ’s internal controls over financial reporting. It is the responsibility of the audit committee to oversee these activities. It is not the responsibility of the audit committee to prepare IonQ’s consolidated financial statements. These are the fundamental responsibilities of management. In the performance of its oversight function, the audit committee has:

•
reviewed and discussed the audited consolidated financial statements with management and Ernst & Young LLP;
•
discussed with Ernst & Young LLP the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board, or PCAOB, and the SEC; and
•
received the written disclosures and the letter from Ernst & Young LLP required by the applicable requirements of the PCAOB regarding the independent accountant’s communications with the audit committee concerning independence, and has discussed with Ernst & Young LLP its independence.

Based on the review and discussions noted above, the audit committee recommended to the board of directors that the audited consolidated financial statements be included in IonQ’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024 for filing with the SEC.

Respectfully submitted by the members of the audit committee of the board of directors:

Inder M. Singh (Chair)

Wendy Thomas

Gabrielle Toledano

This audit committee report shall not be deemed to be “soliciting material” or to be “filed” with the SEC or subject to Regulation 14A promulgated by the SEC or to the liabilities of Section 18 of the Exchange Act, and shall not be deemed incorporated by reference into any prior or subsequent filing by IonQ under the Securities Act of 1933, as amended, or the Securities Act, or the Exchange Act, except to the extent IonQ specifically requests that the information be treated as “soliciting material” or specifically incorporates it by reference.

EXECUTIVE OFFICERS

The following table sets forth certain information about our executive officers as of April 23, 2025.

Name	Age	Position
Peter Chapman	64	Executive Chair
Niccolo de Masi	44	President and Chief Executive Officer
Rima Alameddine	59	Chief Revenue Officer
Thomas Kramer	54	Chief Financial Officer

Peter Chapman. See Mr. Chapman’s biography above in the section titled “Board of Directors and Corporate Governance.”

Niccolo de Masi. See Mr. de Masi's biography above in the section titled “Board of Directors and Corporate Governance.”

Rima Alameddine has served as our Chief Revenue Officer since December 2022. Previously, Ms. Alameddine served as the Vice President, Enterprise Sales, Healthcare, Life Science and Manufacturing, Americas, of NVIDIA Corporation, a publicly traded company, from November 2018 to December 2022. From July 2016 to October 2018, Ms. Alameddine served as the Vice President, Enterprise Sales, East and Central United States, of NVIDIA. Prior to this, between September 1998 and July 2016, Ms. Alameddine served in various roles at Cisco Systems, Inc., a publicly traded company, including Director, Enterprise Sales, New York from August 2012 to 2016 and Director, Enterprise Sales, Financial Services, from November 2010 to July 2012. Ms. Alameddine holds an M.S. in computer engineering and a B.S. in computer and communications engineering from Syracuse University and the American University of Beirut, respectively.

Thomas Kramer has served as our Chief Financial Officer since the closing of the business combination in September 2021, and as our Corporate Secretary from September 2021 to March 2022 and October 2023 to March 2024. Mr. Kramer served as legacy IonQ’s Chief Financial Officer from February 2021 to September 2021. From February 2017 to February 2021, Mr. Kramer served as Managing Director of Remarque Advisory. From November 2011 to October 2016, Mr. Kramer also served as Chief Financial Officer of Opower, Inc., a cloud-based enterprise software company in the utilities space. From 2000 to 2011, Mr. Kramer served as Chief Financial Officer of Cvent, Inc., a cloud-based enterprise software company in the event-management space. From 1998 to 2000, Mr. Kramer served as a consultant at the Boston Consulting Group. Mr. Kramer holds an M.B.A. from Harvard Business School and an M.S. in economics from the Norwegian School of Economics.

COMPENSATION DISCUSSION AND ANALYSIS

The compensation provided to those individuals who are our named executive officers (“NEOs”) for our fiscal year ended December 31, 2024, is set forth in detail in the 2024 Summary Compensation Table and the other tables that follow this Compensation Discussion and Analysis. The following is an overview of our executive compensation philosophy, the overall objectives of our executive compensation program, and each component of compensation that we provide to our NEOs. In addition, we explain how and why the compensation committee of our board of directors arrived at the specific compensation policies and decisions for our NEOs. Four individuals served as our NEOs for 2024:

•
Peter Chapman, our former President and Chief Executive Officer during 2024, who served until February 26, 2025, when he voluntarily resigned and was appointed Executive Chair;
•
Thomas Kramer, our Chief Financial Officer;
•
Rima Alameddine, our Chief Revenue Officer; and
•
Jungsang Kim, our former Chief Technology Officer, who voluntarily resigned effective March 31, 2024.

Our board of directors has delegated to the compensation committee authority and responsibility for establishing and overseeing salaries, incentive compensation plans, and other forms of compensation for our executive officers, including NEOs (with the exception of the President and Chief Executive Officer, whose compensation is approved by the board of directors upon the recommendation of the compensation committee), general remuneration policies for the balance of our employee population, and for overseeing and administering our equity incentive and benefits plans.

The following compensation governance standards in our executive compensation policies and practices are currently in effect:

What We Do		What We Do Not Do
✓	Annual Review. We annually review our executive compensation program, including identification of appropriate peer companies to inform pay decisions.	×

No Executive-Only Retirement Benefits. We do not offer pension arrangements, retirement plans, or nonqualified deferred compensation plans or arrangements to our executive officers, other than the plans available to all employees.

✓	Performance-Based Equity. We continue to use a mix of time- and performance-based equity as a significant part of our compensation program for our NEOs.	×	No Excise Tax Gross-Ups. We do not offer golden parachute tax gross-ups to any of our NEOs or other executive officers.

✓	Stockholder Responsiveness. We have ongoing stockholder-engagement to receive feedback on our executive compensation program.	×

No “Single-Trigger” Change-in-Control (“CIC”) Severance Benefits. Potential CIC payments and benefits are received only in connection with the termination of employment without cause or for good reason in connection with or following a CIC.

✓

Independence. Our compensation committee is composed solely of independent directors and makes all executive compensation decisions other than with respect to our Chief Executive Officer, with respect to whom compensation decisions are made by the board of directors.

		×	No timing grant to release of material non-public information. We do not have a policy or practice to time equity awards to the release of material non-public information.

✓	Compensation Risk Mitigation. We have adopted ownership guidelines, a clawback policy, hedging and pledging prohibitions, and other policies to mitigate compensation-related risk for the organization.

What We Do		What We Do Not Do
✓	Compensation Consultant. Our compensation committee engages its own independent compensation consultant to assist with its compensation reviews.

Overview

2024 Business Highlights

Our executive compensation program is designed to align the compensation of our executives with our operating and financial performance to create sustainable value for our stockholders. Accordingly, our executive compensation decisions should be considered in the context of our financial and operational performance during 2024, including:

1)
Delivery and commissioning of a Forte Enterprise system in Basel, Switzerland for a customer.
2)
Achievement of full year revenue of $43.1 million, representing year-over-year growth.
3)
Achievement of full year bookings of $95.6 million.

2024 Executive Compensation Highlights

As reflected in our general compensation philosophy and objectives, our executive compensation program is intended to reward performance, attract and retain exceptional talent, and increase stockholder value. Accordingly, our key executive compensation actions in 2024 advanced these objectives:

•
Competitive Base Salaries—We provided our NEOs with base salary levels that are competitive in the marketplace.
•
Annual Bonuses Reflecting Pay for Performance—A significant portion of compensation paid to our NEOs consists of performance-based annual bonuses that were only earned based on our achievement of pre-established annual corporate financial and technical milestone goals.
•
Equity Awards Promoting Our Stockholders’ Interests—Equity incentives constitute a significant majority of the annualized compensation value for NEOs to align their interests with those of our stockholders. In 2023, we made special grants of performance-based restricted stock units (“PSUs”) representing two-thirds of regular annual intended grant value for four years to our then-current NEOs other than Mr. Chapman, with the remaining one-third of regular intended annual grant value delivered annually in the form of service-vesting restricted stock units (“RSUs”). These PSUs were front-loaded with respect to the number of shares subject to the grant. Mr. Chapman requested not to receive a grant in 2023, so that his intended grant value could be reserved to be used for the Company's other employees, limiting 2023 equity costs and dilution. In 2024, our board of directors approved a grant for Mr. Chapman of PSUs in line with its long-term incentive philosophy. Equity grants made in 2024 are explained in more detail below in the section titled “—Executive Compensation Program Components.” In connection with his grant of PSUs in 2024, Mr. Chapman also became eligible for cash incentive payments.

Effect of Most Recent Stockholder Advisory Vote on Executive Compensation

At our 2024 Annual Meeting, for the first time, we conducted a non-binding advisory vote on the frequency of advisory votes on the compensation of our NEOs (commonly known as a “Say-on-Pay Vote”). Approximately 98% of the votes cast selected Say-on-Pay Votes on an annual basis, and our board of directors subsequently determined to hold Say-on-Pay Votes annually until the next required non-binding advisory stockholder vote on the frequency of holding future votes.

Also at our 2024 Annual Meeting, for the first time, we conducted a non-binding Say-on-Pay Vote. Approximately 95% of the votes cast approved the compensation program for our NEOs as described in our 2024 proxy statement. Based on this strong stockholder support, our compensation committee determined not to make significant changes to our existing executive compensation program and policies. We value the opinions of our stockholders. Our goal is to be responsive to our stockholders and ensure we understand and address their concerns and observations. Our compensation committee will consider the outcome of any future Say-on-Pay Vote, as well as feedback received throughout the year, when making compensation decisions for our NEOs.

Executive Compensation Philosophy and Objectives

We believe that a fundamental measure of our success will be the stockholder value we create as a direct result of our ability to bring quantum advantage to applications across a wide range of industries over the medium to long term.

Our ability to deliver on the promise of quantum computing depends on our ability to attract, retain, and motivate the most qualified and talented people to operate our Company. It also relies on our ability to execute with the highest velocity, accelerate our technical and financial roadmaps, and take advantage of our current capital position, putting every dollar to work in the most effective way.

Our executive compensation philosophy is founded on the following guiding principles:

•
Connect compensation to technical roadmap progression and financial measures that correlate strongly with total stockholder returns (“TSR”).
•
Balance short-term financial results with long-term strategic objectives.
•
Reward achievement of challenging corporate objectives and exceeding rigorous performance goals, without encouraging inappropriate risk-taking.
•
Provide competitive pay packages capable of attracting and retaining top talent, sometimes from larger, well-established technology companies.
•
Reward extraordinary results and performance.

Compensation Program Design

Our executive compensation program for 2024 reflected our stage of development as a growing publicly traded company. Accordingly, the compensation of our NEOs consisted of base salary, a short-term incentive compensation opportunity payable in a mix of cash and equity, long-term incentive (“LTI”) cash and equity compensation, and employee health and welfare benefits.

We offer cash compensation in the form of base salaries and incentive compensation opportunities with an annual payment component, settled in a mix of cash and stock. Typically, we have structured our annual incentive compensation opportunities to focus on the achievement of specific short-term financial and operational objectives that will complement our longer-term growth objectives.

Additionally, equity awards for shares of our common stock serve as the key component of our executive compensation program. In 2023, we delivered approximately one-third of intended annual equity incentive value via service-vesting equity (together with the portion of the incentive compensation plan bonus payout that was paid via equity awards), and two-thirds of annual equity incentive value via performance-vesting equity. However, to leverage the opportunity for future price growth and retain our key executives we granted performance-vesting PSUs that were front-loaded with respect to the number of shares subject to the grant, with awards covering the expected regular performance-vesting equity value to be delivered to our senior executives, except Mr. Chapman, through 2026. As a result of these grants, other than awards to newly hired executives, we generally expect to make no further performance-vesting equity grants to our executives until 2027, and only to grant the service-vesting portion (that was not front-loaded) on an annual basis.

In 2024, we maintained our performance-vesting philosophy. None of our executive officers, other than Mr. Chapman, received any performance-vesting equity because the awards issued in 2023 were front-loaded as to the number of shares subject to the grant, as intended to meet the incentive needs. Mr. Kramer and Ms. Alameddine received one-third of their intended annual equity incentive value via service-vesting equity (together with the portion of the incentive compensation plan bonus payout that was paid via equity awards).

Mr. Chapman requested to not receive a grant in 2023, so that his intended grant value could be reserved to be used for the Company's other employees, limiting 2023 equity costs and dilution. In December 2024, when our compensation committee recommended, and our board of directors approved, a grant of performance-vesting equity, the grant to Mr. Chapman was in line with our equity compensation philosophy and intended to front-load the number of shares subject to his performance-vesting equity through 2026.

In the future, we may introduce other forms of equity awards, as we deem appropriate, into our executive compensation program to offer our NEOs additional types of long-term incentive compensation that further the objective of aligning the recipient’s interests with those of our stockholders.

Finally, we offer executives health and welfare benefits that are available to our other employees, including medical, dental, vision, flexible spending accounts, life insurance and a 401(k) plan.

We have not adopted any formal policies or guidelines for allocating compensation between current and long-term compensation or between cash and non-cash compensation, although we use competitive market data and peer group comparisons to understand the competitive market framework for pay mix. Within this overall framework, our compensation committee reviews each component of executive compensation separately, and considers the value of each NEO’s compensation package as a whole and its relative value in comparison to our other NEOs.

Compensation-Setting Process

Role of Our Compensation Committee

Compensation decisions for our executives are made by our compensation committee. Currently, our compensation committee is responsible for reviewing, evaluating and approving the compensation arrangements, plans, policies, and practices for our NEOs, other than with respect to our President and Chief Executive Officer, with respect to whom compensation decisions are made by the board of directors.

For 2024, our compensation committee, after consulting with our management team and the committee's compensation consultant, established our corporate performance objectives and made decisions with respect to any base salary adjustment, and approved the corporate performance objectives and target annual incentive compensation opportunities and LTI awards for our executive officers, including our NEOs, other than our President and Chief Executive Officer, for the upcoming year.

Role of Management

In fulfilling its responsibilities, our compensation committee collaborates with members of our management team, including our President and Chief Executive Officer, Chief Financial Officer, Chief Legal Officer, and Chief People Officer. Typically, our management team (together with our compensation consultant) assists our compensation committee in the execution of its responsibilities by providing information on corporate and individual performance, market data, and management’s perspective and recommendations on compensation matters.

Except with respect to his own compensation, our President and Chief Executive Officer will make recommendations to our compensation committee regarding compensation matters, including the compensation of our executive officers. Our President and Chief Executive Officer also participates in meetings of our compensation committee, except with respect to his own compensation, which is decided by the independent members of our board of directors on the recommendation of our compensation committee.

Role of Compensation Consultant

Our compensation committee is authorized to retain the services of one or more executive compensation advisors from time to time, as it sees fit, in connection with performing its duties.

To assist us in executing our executive compensation strategy and guiding principles, assessing current executive total compensation levels against competitive market practices, developing a compensation peer group and advising on potential executive compensation decisions for 2024, our compensation committee engaged Meridian Compensation Partners LLC (“Meridian”), a national compensation consulting firm, during 2024. Our compensation committee provided Meridian with instructions regarding the goals of our executive compensation program and the parameters of the competitive review of executive officer compensation packages that it was to conduct. In particular, the compensation committee instructed Meridian to analyze whether the compensation packages of our executive officers were consistent with our compensation philosophy and competitive relative to market practice. The compensation committee further instructed Meridian to evaluate the following components to assist the compensation committee in establishing 2024 compensation: base salary; target and actual annual incentive compensation; target and actual total cash compensation (base salary and target incentive compensation); LTI compensation; target and actual total direct compensation (base salary, annual incentive compensation and annualized LTI grant value); and beneficial ownership of our common stock.

Meridian provides no other services to us other than those related to executive and non-employee director compensation matters on behalf of the compensation committee. Our compensation committee has assessed the independence of Meridian, taking into account, among other things, the factors set forth in Exchange Act Rule 10C-1 and the NYSE listing standards, and has concluded that no conflict of interest exists with respect to the work that Meridian performed and performs, for our compensation committee.

Use of Competitive Data

To assess the competitiveness of our executive compensation program and to assist in setting compensation levels, Meridian analyzed market data for the compensation peer group approved by our compensation committee, as well as the best-available pay-survey data as identified by Meridian. Data on peer group pay practices and policies also were compiled and analyzed by Meridian to inform related decisions by the compensation committee.

Competitive Positioning

In 2024, our compensation committee continued to compare and analyze our executive compensation program with that of a formal compensation peer group of companies.

Executive Compensation Peer Group Prior to February 2024

With respect to 2024 executive compensation decisions prior to February 2024, our compensation committee used a peer group approved in 2024 that considered the following criteria: (i) U.S.-based, publicly-traded, technology companies, with a focus on U.S.-based hardware, software, semiconductor, and IT services companies; (ii) companies with revenues under $200 million; (iii) companies with a market capitalization generally between $600 million and $6 billion, based on IonQ’s average market valuation of approximately $2.5 billion; and (iv) companies with positive revenue growth, with a preference for companies at or above 10% annual revenue growth. As a result, the following group comprised our executive compensation peer group for 2024 executive compensation decisions prior to February 2024:

A10 Networks	ACM Research	Ambarella	Appian
BigCommerce	Desktop Metal	Domo	Impinj
Jamf	MaxLinear	Model N	nLIGHT
Onto Innovation	PDF Solutions	Ping Identity	Repay
SiTime	Sprout Social	Sumo Logic	Telos
Tenable

Executive Compensation Peer Group Beginning February 2024

With respect to 2024 executive compensation decisions beginning in February 2024, our compensation committee used a peer group approved in 2024 that considered the following criteria: (i) U.S.-listed development-stage companies focused on technology hardware, software, semiconductors, electronic equipment, and IT services; (ii) revenues under $1 billion; and (iii) market capitalization generally between $100 million and $10 billion. Other considerations were proxy advisor peers, number of employees, and on-chip technology. As a result, the following group comprised our executive compensation peer group for 2024 executive compensation decisions beginning in February 2024:

A10 Networks	Aeva Technologies	Ambarella	Appian
Aurora Innovation	BigCommerce	C3.ai	Couchbase
Credo Technology	Impinj	Jamf	MaxLinear
MicroVision	Model N	Navitas Semiconductor	Onto Innovation
QuantumScape	SiTime	SoundHound AI	Sprout Social
Tenable

Our compensation committee evaluates the competitiveness of our compensation programs by reference to our peer group, but our compensation committee does not benchmark with respect to any particular element of compensation.

Executive Compensation Program Components

The following describes each component of our executive compensation program, the rationale for each, and how the compensation amounts and awards were determined for 2024.

Base Salary

Base salary is the primary fixed component of our executive compensation program. We use base salary to compensate our NEOs for services rendered during the year and to ensure that we remain competitive in attracting and retaining executive talent.

Our compensation committee reviews the base salaries of each NEO at least annually and adjusts as it determines to be reasonable and necessary to reflect the scope of an NEO’s performance, contributions, responsibilities, experience, prior salary level, position (in the case of a promotion), and market conditions. We typically establish the initial base salary of a NEO through arms-length negotiation at the time, after taking into consideration his or her position, qualifications, experience, salary expectations, and the base salaries of our other executives.

Our compensation committee approved an increase to the base salaries of Mr. Kramer and Ms. Alameddine effective April 1, 2024. In December 2024, our board of directors increased Mr. Chapman's base salary effective January 1, 2025. The salary increases were to ensure the competitiveness of our compensation program compared to peer group proxy data provided by Meridian and related considerations including performance, experience, and internal equitability. Dr. Kim voluntarily resigned effective March 31, 2024, and received no salary increase during 2024.

Our NEOs’ base salaries for 2024 were as follows:

Named Executive Officer	2023 Ending Base Salary	2024 Ending Base Salary
Peter Chapman(1)	$505,000	$505,000
Thomas Kramer	$400,000	$412,000
Rima Alameddine	$400,000	$412,000
Jungsang Kim	$364,000	$—

(1)
Mr. Chapman's base salary was increased effective January 1, 2025, to $700,000.

2024 Annual Incentive Compensation

Our 2024 incentive compensation plan focused on incentivizing and rewarding achievement of a select set of the most business-critical Company goals and metrics, which are shorter-term in nature and aligned to the current year, using an Objectives and Key Results (“OKR”) framework.

Each year the executive team proposes a set of the most critical Company OKRs, suggests a weighting for each goal and obtains the compensation committee’s agreement. This set of OKRs will include committed OKRs, which are binary—the metric must be met to contribute the full weighted amount of bonus to the pool. There will also be aspirational OKRs which contribute to the final bonus pool and will be measured on a prorated basis of success once the metric of the committed goal is met. The compensation committee will advise and approve the final list of objectives and weighting each year.

The structure of our 2024 annual incentive compensation plan was a mix of cash and RSUs, which vested immediately, earned from 0-2x percent-of-salary target amounts for achievement of OKRs that drive stockholder value creation. Penalty for underachievement and reward for overachievement is moderate to mitigate compensation-related risk and focus on our resilience and sustainability over time. All executives other than our President and Chief Executive Officer were measured based on Company OKR results.

In March 2024, our compensation committee set the terms and conditions of our 2024 annual incentive compensation plan. It provided that our NEOs were eligible to earn 100% of their target bonus based on target achievement against technical and operational goals, as follows:

Primary Goal Weight	2024 Objectives and Key Results
20.0%	Achievement of an internal #AQ goal
15.0%	Demonstration of photonic connection technology
15.0%	Commissioning of an onsite system for a customer
30.0%	Achievement of bookings target
20.0%	Demonstration of improved gate fidelity

Additionally, our compensation committee reserved flexibility to adjust the amounts payable with respect to our NEOs based on individual performance factors.

In 2024, our NEOs were eligible to earn the following annual bonus amounts:

Named Executive Officer	Bonus Opportunity as Percentage of Base Salary	Primary Goal Bonus Opportunity	Stretch Goal Bonus Opportunity
Peter Chapman	100%	$505,000	$505,000
Thomas Kramer	65%	$265,850	$265,850
Rima Alameddine(1)	50%	$204,500	$204,500
Jungsang Kim(2)	50%	$182,000	$182,000

(1)
Ms. Alameddine was also eligible for a sales bonus equal to 50% of her base salary, as described below.
(2)
Dr. Kim resigned from employment in March 2024 and was ultimately not eligible for an annual bonus.

In January 2025, our compensation committee reviewed achievement against our 2024 incentive compensation plan OKRs, and determined that we had achieved some of the OKRs (resulting in achievement of our primary bonus at 67%). However, in light of a number of factors including personal contributions of our NEOs, our compensation committee approved bonus payments at a 75% achievement level. As a result, after adjustments, our NEOs received the following amounts under our 2024 incentive compensation plan:

Named Executive Officer	Bonus Earned in 2024 ($)(1)
Peter Chapman(2)	—
Thomas Kramer	199,000
Rima Alameddine	153,000

(1)
Bonus amounts were earned based on a dollar amount and 50% of that dollar amount was converted to RSUs based on the closing stock price on the New York Stock Exchange from the day prior to the Grant Date, rounded down to the nearest whole share, and 50% was paid in cash.
(2)
As described in more detail below, Mr. Chapman received a cash long-term incentive award in 2024. As a result, he was not awarded payment with respect to our OKR achievement.

Sales Bonus

In addition to the annual incentive compensation described above, for 2024, Ms. Alameddine was eligible for a sales bonus of up to 50% of her base salary, based on the achievement of sales and bookings goals. Based on achievement for 2024 with respect to the bookings goal, Ms. Alameddine is eligible for a sales bonus of $124,815, which will be paid in accordance with our payroll policies and Ms. Alameddine's sales bonus program.

Long-Term Incentive Compensation

We use LTI awards to incentivize and reward our executives (including our NEOs) for long-term corporate performance, primarily in equity to align the interests of our executives with those of our stockholders. We may grant stock options covering shares of our common stock and full value awards for shares of our common stock, or awards without a purchase price, such as PSUs and RSUs.

New hire, or initial, equity awards for our executives are established through arms-length negotiations at the time the individual executive is hired. In making these awards, we consider, among other things, the prospective role and responsibility of the individual executive, competitive factors, the expectations concerning the size of the equity award, the cash compensation to be received by the executive, and the need to create a meaningful opportunity for reward predicated on the creation of long-term TSR.

In addition, we grant equity awards to our executives when our compensation committee determines that such awards are necessary or appropriate to recognize corporate and individual performance, in recognition of a promotion, or to achieve our retention objectives. To date, we have not applied a rigid formula in determining the size of these equity awards. Instead, our compensation committee has determined the size of such equity awards for an individual executive after taking into consideration market data compiled from our compensation peer group, the equity award recommendations of our President and Chief Executive Officer, the scope of an executive’s performance, contributions, responsibilities, and experience, and the amount of equity compensation held by the executive, including the current economic value of his or her outstanding unvested equity awards and the ability of this equity to satisfy our retention objectives, market conditions, and internal equity considerations.

In 2024, service-vesting equity awards were made to Mr. Kramer and Ms. Alameddine. In line with our equity award design philosophy of delivering approximately one-third of intended annual equity incentive value via service-vesting equity on an annual basis, the equity awards to Mr. Kramer and Ms. Alameddine were in the form of RSUs with four-year quarterly installment vesting and represented one-third of each executive’s regular annual award value. The remaining two-thirds was granted in 2023 on a four-year basis in the form of PSUs which front-loaded the number of shares subject to the grant. In determining the number of RSUs that were granted, intended individual grant values were divided by our average share price for the 22 consecutive trading days prior to the grant date. Dr. Kim did not receive an equity award because of his resignation effective March 31, 2024.

The LTI equity grants to Mr. Kramer and Ms. Alameddine are shown in the table below:

Named Executive Officer	Target Grant Value ($)	Time- Based RSUs (#)
Thomas Kramer	916,667	85,285
Rima Alameddine	666,667	62,025

As noted above, Mr. Chapman did not receive a PSU award in 2023, as he had previously requested to not receive such a grant, and had not received equity or other incentive compensation since 2022. On December 16, 2024, our compensation committee recommended, and our board of directors approved, a three-component structure for Mr. Chapman as summarized below:

•
$10 million of cash paid on or before December 31, 2024 (forfeited if earlier voluntary termination);
•
$10 million of cash paid on or before December 31, 2025 (forfeited if earlier voluntary termination); and
•
$5 million of PSUs.

The grant of PSUs was approved by our board of directors to incentivize achievement of the Company's long-term growth strategy and drive return to stockholders by:

•
Aligning Mr. Chapman's interests with those of the Company's stockholders such that material elements of Mr. Chapman's compensation opportunity are performance-based; and
•
Providing a significant incentive for Mr. Chapman to continue to lead the Company, while executing critical growth initiatives.

Determination of the earned shares from 0-to-3x target is based on achievement of updated technical goals, to account for technical achievements made before Mr. Chapman entered the plan, and original financial goals.

The board of directors approved the December 2024 cash award to recognize outstanding leadership and strategic contributions beyond financial goals as well as Company stock performance in 2024 that led to annualized total shareholder return of 237%, and in light of Mr. Chapman declining long-term equity incentive compensation in 2023 and 2024 prior to the December 2024 PSUs. The board of directors approved the December 2025 cash award to incentivize Mr. Chapman to continue to lead the Company.

In the event Mr. Chapman's employment is terminated prior to December 31, 2025, without "cause" or by Mr. Chapman for "good reason" (as those terms are defined in the Executive Severance Plan), we will pay Mr. Chapman any previously unpaid portions of the cash awards, subject to the provisions of the Executive Severance Plan.

Pursuant to the PSU award agreement and the 2021 Equity Incentive Plan (the “2021 Plan”), Mr. Chapman's PSUs will continue to be outstanding and may vest for so long as he is in Continuous Service as an employee of the Company (and any successor) or an Affiliate generally through completion of the PSU Performance Period and based on achievement of the performance goals and a 60-trading day trailing average stock price requirement. Mr. Chapman's PSUs have acceleration provisions consistent with our standard form PSU agreement as previously disclosed and described below in the section titled “—Potential Payments Upon Termination or Change in Control.”

Executive Compensation Policies

While our board of directors has overall responsibility for risk oversight, the compensation committee, with the assistance of its independent compensation consultant, annually reviews and discusses the risks that relate to our compensation program, including incentive and commission arrangements below the executive level. The following are executive compensation policies intended to mitigate IonQ’s compensation-related risk:

Stock Ownership Guidelines

During 2024, our compensation committee approved robust stock ownership guidelines for our executives, as outlined below. Shares owned outright or beneficially owned in a trust for family members, shares allocated to individual accounts in company plans, and unvested RSUs count toward the guidelines. Covered executives are expected to achieve the guidelines within five years of initial application and have three years to acquire incremental shares if their guideline multiple is later increased due to promotion or a market update. Net after-tax shares distributed from the compensation program must be held if the guideline is not achieved by the expected time.

Covered Positions	Salary Multiple
CEO	5x
Other NEOs/Senior Executives	3x
Leadership Team members	1x

Compensation Recoupment

The IonQ, Inc. Incentive Compensation Recoupment Policy is our comprehensive policy on recoupment of compensation. This policy covers all individuals who are or were ever designated as an “officer” by the board of directors in accordance with Exchange Act Rule 16a-1(f). Under this policy, in the event of a financial restatement (whether or not this involves misconduct on the part of the covered individual) or a recalculation of a financial metric affecting an award, we have the right to recover from any covered individual annual incentive payments and gains realized from vested long-term incentive awards. The full text of our Incentive Compensation Recoupment Policy may be obtained by accessing our filings on the SEC’s website at www.sec.gov.

Trading Prohibitions

We have an Insider Trading Policy applicable to executive officers which prohibits hedging or monetization transactions with respect to our common stock, including through the use of financial instruments such as prepaid variable forwards, equity swaps, collars, and exchange funds. In addition, our Insider Trading Policy prohibits trading in derivative securities related to our common stock, which include publicly traded call and put options, engaging in short selling of our common stock, purchasing our common stock on margin or holding it in a margin account and pledging our shares as collateral for a loan.

Welfare and Other Employee Benefits

Our NEOs are eligible to participate in our employee benefit plans, including medical, dental, vision, disability and life insurance, in each case on the same basis as all of our other full-time employees.

Our NEOs are eligible to participate in a defined contribution retirement plan that provides eligible U.S. employees with an opportunity to save for retirement on a tax advantaged basis. Eligible employees may defer eligible compensation on a pre-tax or after-tax (Roth) basis, up to the statutorily prescribed annual limits on contributions under the Internal Revenue Code of 1986, as amended (the “Code”). Contributions are allocated to each participant’s individual account and are then invested in selected investment alternatives according to the participants’ directions. We currently make matching contributions into the 401(k) plan on behalf of participants equal to 100% of participant contributions up to 5% of their compensation, subject to the IRS maximum. Participants are always vested in their contributions to the plan. Participants vest in their Company matching and nonelective contributions under a two-year graded vesting schedule. The 401(k) plan is intended to be qualified under Section 401(a) of the Code with the 401(k) plan’s related trust intended to be tax exempt under Section 501(a) of the Code. As a tax-qualified retirement plan, contributions to the 401(k) plan (except for Roth contributions) and earnings on those contributions are not taxable to the employees until distributed from the 401(k) plan.

Perquisites and Other Personal Benefits

We generally do not provide perquisites or personal benefits to our NEOs, except in limited circumstances.

Executive Officer Employment Arrangements

Employment Arrangements

Each of our NEOs is an at-will employee with certain rights to advance notice prior to termination as provided under the Executive Severance Plan. Each NEO is eligible to participate in the Executive Severance Plan under the terms and conditions of such plan. See the section below titled “—Severance Plan” for additional information and note that the former IonQ, Inc. Change in Control Severance Plan was amended and designated as the IonQ, Inc. Executive Severance Plan in December 2024.

Peter Chapman

In September 2021, we entered into an amended and restated offer letter agreement with Mr. Chapman which governs the current terms of his employment as our President and Chief Executive Officer. Mr. Chapman’s annual base salary is $700,000, effective January 1, 2025, increased from $505,000. Mr. Chapman is also eligible for reimbursement of business expenses and to participate in our standard employee benefit plans and programs. Effective February 26, 2025, Mr. Chapman was appointed as our Executive Chair at which time no terms of his compensation were amended.

Thomas Kramer

In September 2021, we entered into an amended and restated offer letter agreement with Mr. Kramer that governs the current terms of his employment as our Chief Financial Officer. Mr. Kramer’s annual base salary is $412,000, effective April 1, 2024, increased from $400,000. Mr. Kramer is eligible to participate in any bonus plan that may be established for executive officers and is also eligible for reimbursement of business expenses and to participate in our standard employee benefit plans and programs.

Rima Alameddine

In December 2022, we entered into an offer letter agreement with Ms. Alameddine that established an employment relationship and governs the current terms of her employment as our Chief Revenue Officer. Ms. Alameddine’s annual base salary is $412,000, effective April 1, 2024, increased from $400,000. Ms. Alameddine is eligible to participate in any bonus plan that may be established for executive officers and is also eligible for reimbursement of business expenses and to participate in our standard employee benefit plans and programs.

Jungsang Kim

In September 2021, we entered into an amended and restated offer letter agreement with Dr. Kim that established an employment relationship and governed the terms of his employment as our Chief Technology Officer. Dr. Kim voluntarily resigned as our Chief Technology Officer effective March 31, 2024. Dr. Kim received no salary increase or annual bonus for 2024, no severance in connection with his resignation, and his PSU award granted in August 2023 was forfeited entirely.

Severance Plan

Each of our NEOs, (in the case of Dr. Kim, prior to his resignation) is eligible to receive severance benefits under the terms of the IonQ, Inc. Change in Control Severance Plan, as amended in December 2024 and redesignated as the IonQ, Inc. Executive Severance Plan. The Executive Severance Plan provides for severance benefits upon a “covered termination” that occurs outside of or during a “CIC period” (each as described below).

Upon a covered termination that occurs outside of the period beginning on the effective date of a CIC (as defined in our Executive Severance Plan) and ending on the first anniversary thereof (the “CIC period”), each participant will be entitled to (1) a payment equal to the participant’s base salary for a period of months (12 months for Mr. Chapman; 9 months for Mr. Kramer and Ms. Alameddine) plus the percent of salary target annual bonus plus the percent of salary target annual bonus prorated for the number of days employed in year of the termination as a fraction of 365, less applicable tax withholdings to be paid in equal installments on our regular payroll schedule or in a lump sum, as we determine, and in compliance with Section 409A of the Code, (2) payment of continued group health benefits for a period of time matching the applicable severance term, and (3) full accelerated vesting of all outstanding equity awards subject to time-based vesting.

Upon a covered termination that occurs during a CIC period, participants will be entitled to (1) a payment equal to the participant’s (x) base salary for a period of months (12 months for Mr. Chapman, Mr. Kramer, and Ms. Alameddine) plus (y) the target annual bonus prorated for the number of days employed in the year of termination as a fraction of 365, less applicable tax withholdings; (2) a payment equal to the participant’s target annual bonus less applicable tax withholdings; (3) payment of continued group health benefits; and (4) full accelerated vesting of all outstanding equity awards subject to time-based vesting. The cash payments described in (1) and (2) above are to be paid in equal installments on our regular payroll schedule or in a lump sum, as we determine, and in compliance with Section 409A of the Code.

Additionally, in accordance with his bonus agreement, in the event Mr. Chapman's employment is terminated prior to December 31, 2025, without "cause" or by Mr. Chapman for "good reason" (as those terms are defined in the Executive Severance Plan), we will pay Mr. Chapman any previously unpaid portions of the cash awards, subject to the provisions of the Executive Severance Plan.

All severance benefits under the Executive Severance Plan are subject to certain rights to advance notice prior to termination and the participant’s execution of an effective release of claims in favor of us and compliance with the terms of any confidential information, proprietary information and inventions agreement and any other agreement between the participant and IonQ. For purposes of the Executive Severance Plan, a “covered termination” is a termination of employment by IonQ without “cause,” as defined in the Executive Severance Plan, or as a result of the participant’s resignation for “good reason,” as defined in the Executive Severance Plan, in either case, not as a result of death or disability.

Policies and Practices Related to the Grant of Certain Equity Awards

We have not granted, nor do we intend to grant, stock options in anticipation of the release of material nonpublic information that is likely to result in changes to the price of our common stock, such as a significant positive or negative earnings announcement, and, we have not taken, nor do we intend to take, material nonpublic information into account when determining the timing or terms of stock options. Similarly, we have not timed, nor do we intend to time, the release of material nonpublic information for the purpose of affecting the value of executive compensation or for any other purpose.

Accounting and Tax Considerations

Prior to January 1, 2018, Internal Revenue Code Section 162(m) limited the amount that we could deduct for compensation paid to our President and Chief Executive Officer and certain other highly compensated officers to $1,000,000 per person, unless the compensation was “performance-based” as defined under Section 162(m). As a result of the 2017 Tax Cuts and Jobs Act, the number of individuals covered by Section 162(m) has been expanded to include our principal financial officer and the exception for “performance-based” compensation has been eliminated. While our compensation committee cannot predict how the deductibility limit may impact our compensation program in future years, our compensation committee intends to maintain an approach to executive compensation that is intended principally to link pay to performance.

Section 409A of the Code imposes additional significant taxes if an executive officer, director, or other service provider receives “deferred compensation” that does not satisfy the requirements of Section 409A. Although we do not maintain traditional nonqualified deferred compensation plans, Section 409A does apply to certain change in control severance arrangements. Consequently, to assist in avoiding additional tax under Section 409A, we have designed the change in control and severance arrangements described above in a manner to avoid the application of Section 409A.

Recent Changes to Our Compensation Programs

On February 26, 2025, our board of directors appointed Niccolo de Masi to serve as President and Chief Executive Officer of the Company, succeeding Peter Chapman effective as of February 26, 2025 (the “Transition Date”). Effective on the Transition Date, Mr. Chapman was appointed as Executive Chair of the Company.

In connection with his appointment as President and Chief Executive Officer, Mr. de Masi entered into an offer letter with the Company on the Transition Date (the “Offer Letter”), providing the following compensation arrangements:

•
Annual Compensation: Mr. de Masi will receive an annual base salary of $500,000 and is eligible to receive an annual cash bonus with a target amount equal to 100% of his annual base salary, subject to the achievement of executive team and Company performance goals. (In respect of calendar year 2025, he is eligible to receive an annual cash bonus that is no less than his prorated target bonus based on the Transition Date.)
•
New Hire Compensation: On the Transition Date, Mr. de Masi received an award of a target number of PSUs with an at-grant value of $27,000,000 on February 26, 2025, as determined by the last reported sale price of our common stock on such day, such PSUs were front-loaded as to the number of shares subject to the grant. The PSUs are eligible to vest (at up to 200% of target) at the end of the three-year performance period from January 1, 2025, through December 31, 2027, subject to the achievement of Company performance goals and generally subject to Mr. de Masi’s continued employment, except as provided below. In addition, Mr. de Masi received an award of RSUs with an at-grant value of $20,000,000 on February 26, 2025, as determined by the last reported sale price of our common stock on such day. The RSUs will vest on the second anniversary of the Transition Date, generally subject to Mr. de Masi’s continued employment, except as provided below, and are subject to reduction in the event Mr. de Masi forfeits less than $20,000,000 of equity, equity-based awards, or deferred compensation from his prior employer. No additional annual equity incentives for Mr. de Masi are currently contemplated by our board of directors prior to 2028.
•
Other Benefits: Mr. de Masi will be eligible for the Company’s other standard retirement and health and welfare benefits under the terms of the Company’s benefit plans as generally applicable to the Company’s senior executives, as well as reimbursement for up to $50,000 of his legal fees incurred in connection with negotiating his Offer Letter and compensation and equity arrangements. Mr. de Masi will also be a participant in the Company’s Executive Severance Plan, pursuant to which, upon Mr. de Masi’s termination by the Company without “cause” or resignation for “good reason” (each as defined therein), in each case either prior to a CIC, or within the period beginning 3 months prior to, and ending 12 months following, a CIC, the Company shall pay or provide Mr. de Masi (i) a cash amount equal to 1.5 times the sum of his annual base salary plus target cash bonus in equal installments over the 18-month period following termination, (ii) a prorated target bonus for the year of termination, and (iii) an 18-month COBRA subsidy, in each case, subject to Mr. de Masi’s execution of a customary release of claims and compliance with restrictive covenants. In addition, although with respect to future equity grants Mr. de Masi will be eligible for equity acceleration provided under the Executive Severance Plan or pursuant to the applicable forms of award agreement, with respect to the RSUs and PSUs granted to Mr. de Masi on the Transition Date: upon Mr. de Masi’s termination without “cause” (or by reason of death or disability), or Mr. de Masi’s resignation with “good reason” (subject to the requirements under the Executive Severance Plan), (i) such RSUs shall accelerate and vest in full, and (ii) such PSUs shall be eligible to vest based on projected achievement through the end of the performance period (which shall be at the “target” level if such termination occurs in calendar year 2025), and, except in the case of death or disability, the PSUs eligible to vest shall be prorated based on the proportion of the period Mr. de Masi remained employed with the Company during the period beginning on the Transition Date and ending on December 31, 2027 (but, if such termination occurs within the period beginning 3 months prior to, and ending 12 months following, a CIC, the PSUs shall be eligible to vest at no less than target performance, and no service-based proration will apply).

Report of the Compensation Committee

The compensation committee oversees our compensation policies, plans, and benefit programs. The compensation committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management. Based on such review and discussions, the compensation committee has recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement.

The Compensation Committee

Kathryn Chou (Chair)

William Scannell

This Report of the compensation committee does not constitute soliciting material, and shall not be deemed to be filed or incorporated by reference into any other filing by us under the Securities Act of 1933, as amended, or the Securities

Exchange Act of 1934, as amended, except to the extent we specifically incorporate the Report of the compensation committee by reference therein.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth information for each of the last three completed fiscal years regarding compensation awarded to or earned by NEOs during the fiscal years indicated:

Name and Principal Position	Year	Salary ($)	Bonus ($)		Stock Awards ($)(1)(2)	Option Awards ($)(1)(2)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)		Total ($)
Peter Chapman	2024	505,000	10,000,000	(3)	12,169,873	—	—	693	(4)	22,675,566
former President &	2023	481,250	—		413,054	—	440,000	4,371		1,338,675
Chief Executive Officer	2022	380,000	368,300		4,111,806	3,606,932	—	15,250		8,482,288

Thomas Kramer	2024	409,000	—		954,095	—	99,500	5,741	(4)(5)	1,468,336
Chief Financial Officer	2023	372,000	—		8,229,833	—	210,000	4,300		8,816,133
	2022	244,000	225,000		1,392,808	1,180,449	—	5,417		3,047,674

Rima Alameddine	2024	409,000	—		697,755	—	201,315	452	(4)	1,308,522
Chief Revenue Officer	2023	400,000	550,000		5,357,130	—	375,000	100		6,682,230
	2022	30,303	50,000		3,348,000	3,279,166	—	—		6,707,469

Jungsang Kim	2024	91,000	2,000	(8)	—	—	—	—		93,000
former Chief Technology	2023	360,500	1,000		8,847,424	—	90,000	100		9,299,024
Officer	2022	315,000	115,300		1,352,779	1,180,449	—	—		2,963,528

(1)
The amounts in these columns reflect the aggregate grant date fair value of the shares underlying restricted stock unit awards, performance-based restricted stock unit awards, and option awards granted in the applicable year, computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718 for stock-based compensation transactions. The assumptions we used in valuing these awards are described in Note 16 to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2024 filed with the SEC on February 26, 2025 and do not necessarily correspond to the actual economic value recognized or that may be recognized by the NEOs.
(2)
See the section titled “Compensation Discussion and Analysis—Executive Compensation Program Components—Long-Term Incentive Compensation” above for a description of the material terms of the program pursuant to which this compensation was awarded. For performance-based restricted stock units, the amount reported represents the grant-date fair value based upon the probable outcome of the performance conditions for such awards, consistent with the estimate of aggregate compensation cost to be recognized over the service period determined as of the grant date under FASB ASC Topic 718, excluding the effect of estimated forfeitures, which yields a grant-date fair value for such awards granted of $12,169,873 for Mr. Chapman, and a grant-date fair value for such awards granted in 2023 of $7,140,173 for Mr. Kramer, $5,192,854 for Ms. Alameddine, and $7,789,289 for Dr. Kim. If maximum performance were deemed achieved for the performance-based restricted stock unit awards for which the performance conditions have been determined, the grant-date fair value of such awards granted in 2024 would be $14,559,839 for Mr. Chapman and the grant-date fair value of such awards granted in 2023 would be $19,520,755 for Mr. Kramer, $14,196,917 for Ms. Alameddine, and $21,295,396 for Dr. Kim. In connection with Dr. Kim's resignation as an employee, Dr. Kim forfeited his PSU award granted in August 2023 in its entirety.
(3)
Represents discretionary cash bonuses approved by the board of directors or Compensation Committee.
(4)
Represents insurance premiums paid by the Company for life insurance for the benefit of the NEO.
(5)
Represents a 401(k) matching contribution.
(6)
Represents a patent incentive award.

Outstanding Equity Awards at 2024 Fiscal Year End

The following table presents information regarding outstanding option and stock awards held by the NEOs as of December 31, 2024. All awards granted on or prior to September 30, 2021 were granted pursuant to the 2015 Equity Incentive Plan (the “2015 Plan”). All awards granted after September 30, 2021 were granted pursuant to the 2021 Plan.

			Option Awards(7)					Stock Awards(7)
Name	Grant Date	Vesting Commencement Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of shares or units of stock that have not vested (#)		Market value of shares of units of stock that have not vested ($)(6)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(6)
Peter Chapman	5/17/2019	5/17/2019	8,096,905	—		$0.13	5/16/2029	—		—	—		—
	8/18/2022	9/10/2022	441,837	265,103	(1)	$7.63	8/17/2032	177,496	(1)	7,414,008	—		—
	12/16/2024	1/1/2023	—	—		—	—	—		—	68,336	(2)	2,854,395
Thomas Kramer	2/19/2021	2/15/2021	1,395,946	630,434	(3)	$2.39	2/18/2031	—		—	—		—
	8/18/2022	9/10/2022	144,601	86,761	(1)	$7.63	8/17/2032	58,090	(1)	2,426,419	—		—
	8/15/2023	9/10/2023	—	—		—	—	35,850	(1)	1,497,455	—		—
	8/15/2023	1/1/2023	—	—		—	—	—		—	267,680	(2)	11,180,994
	3/4/2024	3/10/2024	—	—		—	—	63,964	(1)	2,671,776	—		—
Rima	12/5/2022	12/10/2023	519,000	519,000	(4)	$4.65	12/4/2032	360,000	(4)	15,037,200	—		—
Alameddine	8/15/2023	1/1/2023	—	—		—	—	—		—	194,676	(2)	8,131,617
	3/4/2024	3/10/2024	—	—		—	—	46,519	(1)	1,943,099	—		—
Jungsang Kim	11/3/2020	12/31/2020	60,726	222,662	(5)	$0.69	11/2/2030	—		—	—		—
	3/4/2021	4/30/2021	20,243	101,215	(5)	$2.39	3/3/2031	—		—	—		—
	8/18/2022	9/10/2022	14,460	86,761	(1)	$7.63	8/17/2032	58,090	(1)	2,426,419	—		—
	8/15/2023	9/10/2023	—	—		—	—	39,109	(1)	1,633,583	—		—

(1)
1/16th of the shares of common stock underlying the award vested on the vesting commencement date and vested or will vest quarterly thereafter on each March 10, June 10, September 10, and December 10, subject to the holder remaining in continuous service with us on each vesting date.
(2)
The shares of common stock underlying the award vest in connection with the achievement of performance goals in the performance period ending December 31, 2026, subject to the recipient’s continuous service with us on the vesting date.
(3)
10% of the shares of common stock underlying the option vested on the six-month anniversary of the vesting commencement date and 1/54th of the remaining shares vested or will vest on the last day of each month following the six-month anniversary of the vesting commencement date, subject to the holder remaining in continuous service with us on each vesting date.
(4)
25% of the shares of common stock underlying the option or award vested on the vesting commencement date and 1/12th of the remaining shares vested or will vest quarterly on each March 10, June 10, September 10, and December 10, thereafter, subject to the holder remaining in continuous service with us on each vesting date.
(5)
The shares of common stock underlying the option vested or shall vest 1/60th on the last day of each month commencing on the vesting commencement date, subject to the holder remaining in Continuous Service with the Company on each vesting date.
(6)
The market value of unvested shares is calculated by multiplying the number of unvested shares by the closing market price of our common stock on the NYSE on December 31, 2024, the last trading day of the year, which was $41.77 per share.
(7)
If a NEO experiences a covered termination, any then outstanding unvested shares of common stock subject to this option or stock award that is subject to time-based vesting will become vested and exercisable. Acceleration with respect to such awards subject to performance-based vesting will be governed by the terms of the award agreement. See the section above titled “Compensation Discussion and Analysis—Severance Plan” for additional information.

Fiscal 2024 Grants of Plan-Based Awards

The following table presents information concerning each grant of a plan-based award made to a NEO in fiscal 2024 under any plan.

		Estimated Future Payments Under Non-Equity Incentive Plan Awards		Estimated Future Payments Under Equity Incentive Plan Awards
Name	Grant Date	Target ($)	Maximum ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock Awards ($)
Peter Chapman	(1)	252,500	505,000	252,500	505,000	—	—	—	—	—
	12/16/2024	—	—	—	—	68,336	119,588	358,764	—	12,169,873
Thomas Kramer	(1)	132,925	265,850	132,925	265,850	—	—	—	—	—
	3/4/2024	—	—	—	—	—	—	—	85,285	860,526
Rima Alameddine	(1)	102,250	204,500	102,250	204,500	—	—	—	—	—
	(2)	206,000	206,000	—	—	—	—	—	—	—
	3/4/2024	—	—	—	—	—	—	—	62,025	625,832
Jungsang Kim	(1)	91,000	182,000	91,000	182,000	—	—	—	—	—

(1)
2024 Annual Incentive Compensation Plan: as described above in the section titled “Compensation Discussion and Analysis,” for 2024, our NEOs were eligible to earn a bonus in accordance with our annual incentive compensation plan, payable 50% in cash and 50% in RSUs.
(2)
Sales Bonus: as described above in the section titled “Compensation Discussion and Analysis,” for 2024, Ms. Alameddine was eligible to earn a sales bonus equal to 50% of her base salary, payable 100% in cash.

Fiscal 2024 Option Exercises and Stock Vested

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting
Peter Chapman	—	$—	159,267	$2,184,924
Thomas Kramer	—	$—	93,925	$1,306,558
Rima Alameddine	—	$—	211,787	$3,054,835
Jungsang Kim	1,304,191	$8,508,088	62,743	$891,096

Pension Benefits

We did not sponsor any defined benefit pension or other actuarial plan for our NEOs during fiscal 2024.

Nonqualified Deferred Compensation

We did not maintain any nonqualified defined contribution or other deferred compensation plans or arrangements for our NEOs during fiscal 2024.

Potential Payments Upon Termination or Change in Control

	Termination Without Cause or Resignation for Good Reason				Termination Without Cause or Resignation for Good Reason in Connection with a Change in Control (“Double Trigger”)
Name	Salary Severance ($)	Bonus Severance ($)	Value of Continued Health Coverage ($)	Value of Accelerated Vesting ($)(1)	Salary Severance ($)	Bonus Severance ($)	Value of Continued Health Coverage ($)	Value of Accelerated Vesting ($)(1)
Peter Chapman	$700,000	$10,000,000	$9,627	$18,962,220	$700,000	$10,000,000	$9,657	$18,962,220
Thomas Kramer	$309,000	$535,600	$19,474	$43,967,240	$412,000	$535,600	$25,965	$43,967,240
Rima Alameddine	$309,000	$412,000	$20,767	$43,215,551	$412,000	$412,000	$27,690	$43,215,551

(1)
The amounts reported in the table above reflect the aggregate market value of the unvested shares of our common stock underlying outstanding restricted stock unit awards and stock options that would become vested on a qualifying termination. For the unvested stock options, the aggregate market value is computed by multiplying (i) the number of shares of our common stock underlying unvested and outstanding stock options as of December 31, 2024, that would become vested by (ii) the difference between $41.77 (the closing market price of our common stock on NYSE on December 31, 2024) and the exercise price of such option. For the restricted stock unit awards, the aggregate market value is computed by multiplying (i) the number of unvested shares of our common stock subject to outstanding restricted stock awards or outstanding restricted stock unit awards as of December 31, 2024, that would become vested by (ii) $41.77 (the closing market price of our common stock on NYSE on December 31, 2024).

In accordance with the terms of the PSU awards granted to our NEOs, upon an “involuntary termination” of employment other than in connection with a “change in control” (as such terms are defined in the applicable award agreement) occurring on December 31, 2024, a pro-rated portion of the target number of PSUs will vest, subject to the applicable NEO executing a release of claims in favor of the Company. Upon an involuntary termination of employment within 12 months following a change in control, a pro-rated portion of the greater of target PSUs or the number of PSUs determined based on projected achievement of the performance metrics and satisfaction of the stock price hurdle would vest, subject to the applicable NEO executing a release of claims in favor of the Company.

CEO Pay Ratio

In accordance with SEC rules, we are providing the ratio of the annual total compensation of our CEO to the annual total compensation of our median employee (excluding our CEO). The 2024 annual total compensation of our CEO was $22,675,566. The 2024 annual total compensation of our median compensated employee was $247,429, and the ratio of these amounts was 92 to 1.

We identified our median employee based on the compensation of our full- and part-time employees (other than our CEO and non-U.S. employees excluded under the de minimis exception) as of December 31, 2024, at which time we had approximately 407 worldwide employees, compared to approximately 324 as of December 31, 2023. The consistently applied compensation measure used for this purpose was total taxable wages. We did not annualize salaries or make any cost-of-living adjustments in identifying the median employee. We did not include any contractors or other non-employee workers in our employee population. The employee selected was an individual closest to the median employee that was employed for the full-year. Using this median employee, we calculated the annual total compensation for such employee for 2024 using the same methodology that we used for our NEOs as set forth in the Summary Compensation Table.

The pay ratio reported above is a reasonable estimate calculated in a manner consistent with SEC rules, based on our internal records and the methodology described above. The SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices. Accordingly, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies have different employee populations and compensation practices and may use different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

DIRECTOR COMPENSATION

Cash Compensation

We maintain a non-employee director compensation policy, most recently amended and restated in October 2024, pursuant to which the non-executive chair receives an annual base retainer of $70,000, the lead independent director receives an annual base retainer of $70,000, and each other non-employee director receives an annual base retainer of $50,000. In addition, our non-employee directors receive the following cash compensation for committee services, as applicable:

•
each chair of our audit, compensation and nominating and corporate governance committees receives an additional annual retainer of $20,000, $15,000 and $10,000, respectively; and
•
each other member of our audit, compensation and nominating and corporate governance committees, other than the chair of such committee, receives an additional annual retainer of $8,000, $6,000 and $4,000, respectively.

Prior to amending and restating the non-employee director compensation policy in October 2024, the lead independent director received an annual base retainer of $45,000 and each other non-employee director received an annual base retainer of $30,000. In addition, the chair of our compensation and nominating and corporate governance committees received an additional annual retainer of $12,000 and $8,000 respectively. No other director service cash compensation amounts were changed when the non-employee director compensation policy was amended and restated in October 2024. The directors were paid cash compensation from January 1, 2024, through October 21, 2024, pursuant to the non-employee director compensation policy then in effect, and were paid cash compensation from October 22, 2024, through December 31, 2024, pursuant to the amended and restated non-employee director compensation policy currently in effect.

These retainers are payable in arrears in four equal quarterly installments on the last day of each quarter, provided that the amount of such payment will be prorated for any portion of such quarter that the director is not serving on the board of directors or the applicable committee or board leadership role. We also reimburse each of our directors for their travel expenses incurred in connection with their attendance at meetings of the board of directors and committees.

Equity Compensation

Initial Grant

Each newly appointed or elected director (excluding any non-employee director who is first appointed or elected by the board of directors at the annual meeting of stockholders) receives an initial grant of restricted stock units (“RSU Award”) with an aggregate fair market value as of the grant date equal to $220,000.

The initial grant will be pro-rated to reflect the time between such director's election or appointment date and the date of the previous annual meeting of stockholders.

The initial grants vest in full on the earlier of (i) the date of the next occurring annual meeting of the stockholders or (ii) the one-year anniversary of the day after the previous year's annual meeting of the stockholders, subject to continuous service as a member of the board of directors through such vesting date.

In February 2024, two new directors were appointed to our board of directors. Upon appointment to the Board, they received initial grants pursuant to the non-employee director compensation policy then in effect, which were comprised of a RSU Award and an option to purchase shares of common stock (“Stock Option Award”) with an aggregate fair market value as of the grant date equal to $400,000, with such value split equally between the RSU Award and Stock Option Award. Such grants vest over a three-year period, with one-third vesting on each anniversary of the grant date, such that the initial grants are fully vested on the third anniversary of the date of grant, subject to continuous service as members of the board of directors through such vesting date

Annual Grant

Pursuant to our current amended and restated non-employee director compensation policy, on the first business day following each annual stockholder meeting, each director who continues to serve as a non-employee member of the board of directors following such annual meeting of stockholders (or any non-employee director who is first appointed or elected by the board of directors at the annual meeting of stockholders) will be granted an RSU Award with an aggregate fair market value as of the grant date equal to $220,000.

On the first business day following the annual stockholder meeting in 2024, each director who was serving as a non-employee member of the board of directors following such annual meeting of stockholders was granted an RSU Award with an aggregate fair market value as of the grant date equal to $200,000, pursuant to the non-employee director compensation policy then in effect.

The annual grants will vest in full on the earlier of (i) the date of the following year’s annual meeting of stockholders (or the date immediately prior to the next annual meeting of stockholders if the non-employee director’s service as a director ends at such annual meeting of stockholders due to the director’s failure to be re-elected or the director not standing for re-election), or (ii) the one-year anniversary measured from the date of grant, subject in all cases to continued service as a member of the board of directors through such vesting date.

The number of shares subject to each RSU Award granted pursuant to the initial grant or annual grant shall be the total RSU award value, divided by the average closing market price of our common stock over the 22 trading days ending the business day before the date of grant. The number of shares subject to each Stock Option Award granted pursuant to the applicable initial grants were determined using a Black-Scholes-Merton option pricing model based on the average closing market price of our common stock over the 22 trading days ending the business day before the date of grant.

Vesting Acceleration

In the event of a change in control (as defined in our 2021 Plan), any unvested portion of an equity award granted to our non-employee directors will fully vest and, if applicable, become exercisable immediately prior to the effective date of such change in control, subject to the non-employee director’s continuous service with us on the effective date of the change in control.

Election to Receive Equity in Lieu of Cash Compensation

Each non-employee director may elect to receive fully vested RSU Awards in lieu of his or her cash compensation. Such RSU Awards are issued on a quarterly basis, in arrears, and the number of such restricted stock units is calculated by dividing (1) the aggregate amount of cash compensation otherwise payable to such director divided by (2) the closing sales price per share of our common stock on the last day of the fiscal quarter in which the service occurred, rounded down to the nearest whole share.

Notwithstanding the foregoing, any member of our board of directors that is entitled to the above compensation may elect to forego all or a portion of such compensation from time to time by giving notice to the Chief Legal Officer of the Company.

Stock Ownership Guidelines

On October 22, 2024, we established stock ownership guidelines to encourage our non-employee directors to retain a significant portion of their shares of our common stock. These stock ownership guidelines require our non-employee directors to hold shares of our common stock with an aggregate fair market value equal to or greater than five times their annual cash retainer for board service, excluding any additional cash compensation received for services on board committees or as lead independent director. This guideline is to be achieved over a five-year period, measured from the later of October 22, 2024, or the date the non-employee director is elected to the Board.

Non-Employee Director Compensation Table

The following table sets forth information regarding the compensation awarded to or earned for service on the board of directors by our non-employee directors during the year ended December 31, 2024. As NEOs, the compensation received by Mr. Chapman and Dr. Kim is shown above in the section titled “Executive Compensation—Summary Compensation Table.”

Name	Fees Earned or Paid in Cash ($)	Option Awards(1)(2) ($)	Stock Awards(2) ($)	Total ($)
Craig Barratt	24,154	—	—	24,154
Robert Cardillo	29,161	209,978	392,103	631,242
Kathryn Chou	46,438	—	183,152	229,590
Niccolo de Masi	50,245	—	183,152	233,397
William Scannell	31,801	209,978	392,103	633,882
Inder Singh	45,859	—	183,152	229,011
Wendy Thomas	37,858	—	183,152	221,010
Harry You	69,395	—	183,152	252,547

(1)
The amounts reported in this column reflect the aggregate grant date fair value of the shares underlying option awards granted to our directors as computed in accordance with ASC Topic 718. See Note 16 to our consolidated financial statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2024 filed with the SEC on February 26, 2025 for a discussion of assumptions made by us in determining the aggregate grant date fair value of our option awards. Note that the amounts reported in this column reflect the accounting cost for these stock options and do not reflect the actual economic value that may be realized by the directors upon the vesting of the stock options, the exercise of the stock options or the sale of the common stock underlying such stock options.
(2)
The following table provides information regarding the aggregate number of equity awards granted to our non-employee directors that were outstanding as of December 31, 2024:

Name	Option Awards Outstanding at Year-End (#)	Stock Awards Outstanding at Year-End (#)
Craig Barratt	—	—
Robert Cardillo	26,320	41,981
Kathryn Chou	78,760	36,968
Niccolo de Masi	55,230	23,391
William Scannell	26,320	41,981
Inder Singh	80,480	27,121
Wendy Thomas	74,210	36,645
Harry You	55,230	23,391

EQUITY COMPENSATION PLAN INFORMATION

The following table summarizes our equity compensation plan information as of December 31, 2024. Information is included for equity compensation plans approved by our stockholders. We do not have any equity compensation plans not approved by our stockholders.

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	(b) Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity compensation plans approved by security holders
2015 Equity Incentive Plan(1)	12,682,930	$0.62	—
2021 Equity Incentive Plan	4,004,199	$8.05	22,532,379	(2)
2021 Employee Stock Purchase Plan	—	$—	5,354,000	(3)
Equity compensation plans not approved by security holders	—	$—	—
Total	16,687,129	$2.40	27,886,379

(1)
Following the adoption of the 2021 Plan, no additional equity awards have been or will be granted under the 2015 Plan.
(2)
The number of shares of common stock reserved for issuance under the 2021 Plan will automatically increase on January 1 of each year, beginning on January 1, 2022 and continuing through and including January 1, 2031, in an amount equal to (1) 5% of the fully-diluted common stock on December 31 of the preceding year (as defined in the 2021 Plan), or (2) a lesser number of shares of common stock determined by the Board prior to the date of the increase (which may be zero). Pursuant to the terms of the 2021 Plan, the number of shares available under the 2021 Plan was increased by 14,532,010 shares effective January 1, 2025.
(3)
The number of shares of common stock reserved for issuance under the ESPP will automatically increase on January 1 of each year, beginning on January 1, 2022 and continuing through and including January 1, 2031, by the lesser of (1) 1% of the fully-diluted common stock on December 31 of the preceding calendar year (inclusive of the share reserve for the ESPP and of the 2021 Plan), (2) a number of shares equal to two times the initial share reserve, or (3) such lesser number of shares of common stock as determined by the board (which may be zero). The Board acted not to increase the number of shares of common stock reserved for future issuance under the ESPP as of January 1, 2025.

LIMITATION OF LIABILITY AND INDEMNIFICATION

Our amended and restated certificate of incorporation and amended and restated bylaws provide that we will indemnify our directors and executive officers, and may indemnify our other officers, employees and other agents, to the fullest extent permitted by Delaware law or any other applicable law. Delaware law prohibits our amended and restated certificate of incorporation from limiting the liability of our directors for the following:

•
Any breach of the director’s duty of loyalty to us or to our stockholders;
•
Acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;
•
Unlawful payment of dividends or unlawful stock repurchases or redemptions; and
•
Any transaction from which the director derived an improper personal benefit.

If Delaware law is amended to authorize corporate action further eliminating or limiting the personal liability of a director, then the liability of our directors will be eliminated or limited to the fullest extent permitted by Delaware law, as so amended. Our amended and restated certificate of incorporation does not eliminate a director’s duty of care and, in appropriate circumstances, equitable remedies, such as injunctive or other forms of non-monetary relief, remain available under Delaware law. This provision also does not affect a director’s responsibilities under any other laws, such as the federal securities laws or other state or federal laws. Under our amended and restated bylaws, we will also be empowered to purchase insurance on behalf of any person whom we are required or permitted to indemnify.

In addition to the indemnification required in our amended and restated certificate of incorporation and amended and restated bylaws, we have entered, and intend to continue to enter, into an indemnification agreement with each member of our board of directors, each of our executive officers, and certain key employees. These agreements provide for the indemnification of our directors and officers for certain expenses and liabilities incurred in connection with any action, suit, proceeding or alternative dispute resolution mechanism or hearing, inquiry or investigation that may lead to the foregoing, to which they are a party, or are threatened to be made a party, by reason of the fact that they are or were a director, officer, employee, agent or fiduciary of our Company, or any of our subsidiaries, by reason of any action or inaction by them while serving as an officer, director, agent or fiduciary, or by reason of the fact that they were serving at our request as a director, officer, employee, agent or fiduciary of another entity. In the case of an action or proceeding by or in the right of our Company or any of our subsidiaries, no indemnification will be provided for any claim where the indemnified party is prohibited from receiving indemnification by law. We believe that these certificate of incorporation and bylaws provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers.

The limitation of liability and indemnification provisions in our amended and restated certificate of incorporation and amended and restated bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against directors and officers, even though an action, if successful, might benefit us and our stockholders. Moreover, a stockholder’s investment may be harmed to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. There is no pending litigation or proceeding naming any of our directors or officers as to which indemnification is being sought, nor are we aware of any pending or threatened litigation that may result in claims for indemnification by any director or officer.

PAY VERSUS PERFORMANCE

The following tables and related disclosures have been prepared in accordance with Item 402(v) of Regulation S-K, and do not necessarily reflect the economic benefit actually earned, received, or realized by our NEOs, the method by which the compensation committee makes compensation determinations, or how the compensation committee views the link between the Company’s performance and compensation for NEOs. For example, a significant portion of “compensation actually paid” relates to changes in fair value of unvested awards over the course of each year, and the ultimate value realized by NEOs from unvested equity awards is not determined until the awards vest. For further information on our executive compensation program and the compensation committee’s decision-making process in determining and approving our NEOs compensation, see the section above titled “Compensation Discussion and Analysis.”

					Value of Initial Fixed $100 Investment Based On:
Year	Summary Compensation Table Total for PEO(1)	Compensation Actually Paid to PEO(2)	Average Summary Compensation Table Total for Non-PEO NEOs(3)	Average Compensation Actually Paid to Non-PEO NEOs(4)	Total Shareholder Return(5)	Prior Peer Group Total Shareholder Return(5)	Peer Group Total Shareholder Return(5)	Net Loss (thousands)(6)	Revenue (thousands)(7)
2024	$22,675,566	$34,141,280	$956,619	$44,033,560	$454.02	$65.35	$165.92	$(331,647)	$43,073
2023	$1,338,675	$27,789,873	$7,703,267	$17,333,958	$134.67	$64.84	$121.68	$(157,771)	$22,042
2022	$8,482,288	$(41,018,462)	$5,911,916	$3,280,217	$37.50	$58.05	$73.09	$(48,511)	$11,131
2021	$364,500	$24,903,634	$10,252,472	$25,618,719	$181.52	$102.93	$113.81	$(106,186)	$2,099

(1)
The dollar amounts reported are the amounts of total compensation reported for Mr. Chapman, our principal executive officer (“PEO”) for each corresponding year in the “Total” column of the Summary Compensation Table. See the section above titled “Executive Compensation—Summary Compensation Table.”
(2)
The dollar amounts reported represent the amount of “compensation actually paid” to Mr. Chapman, as computed in accordance with Item 402(v) of Regulation S-K. The dollar amounts do not reflect the actual amount of compensation earned by or paid to Mr. Chapman during the applicable year. In accordance with the requirements of Item 402(v) of Regulation S-K, the following adjustments were made to Mr. Chapman’s total compensation for each year to determine the compensation actually paid:

Year	Reported Summary Compensation Table Total for PEO	Reported Value of Equity Awards(a)	Equity Award Adjustments(b)	Compensation Actually Paid to PEO
2024	$22,675,566	$(12,169,873)	$23,635,587	$34,141,280
2023	$1,338,675	$(413,054)	$26,864,252	$27,789,873
2022	$8,482,288	$(7,718,738)	$(41,782,012)	$(41,018,462)
2021	$364,500	$—	$24,539,134	$24,903,634

(a)
The reported value of equity awards represents the grant date fair value of equity awards as reported in the “Stock Awards” and “Option Awards” columns in the Summary Compensation Table for the applicable year.
(b)
The equity award adjustments for each applicable year include the addition (or subtraction, as applicable) of the following: (i) the year-end fair value of any equity awards granted in the applicable year that are outstanding and unvested as of the end of the year; (ii) the amount of change as of the end of the applicable year (from the end of the prior fiscal year) in fair value of any awards granted in prior years that are outstanding and unvested as of the end of the applicable year; (iii) for awards that are granted and vest in same applicable year, the fair value as of the vesting date; (iv) for awards granted in prior years that vest in the applicable year, the amount equal to the change as of the vesting date (from the end of the prior fiscal year) in fair value; (v) for awards granted in prior years that are determined to fail to meet the applicable vesting conditions during the applicable year, a deduction for the amount equal to the fair value at the end of the prior fiscal year; and (vi) the dollar value of any dividends or other earnings paid on stock or option awards in the applicable year prior to the vesting date that are not otherwise reflected in the fair value of such award or included in any other component of total compensation for the applicable year. The valuation assumptions used to calculate fair values did not materially differ from those disclosed at the time of grant. The amounts deducted or added in calculating the equity award adjustments are as follows:

Year	Year End Fair Value of Equity Awards	Year-Over- Year Change in Fair Value of Outstanding and Unvested Equity Awards	Fair Value as of Vesting Date of Equity Awards Granted and Vested in the Year	Year-Over- Year Change in Fair Value of Equity Awards Granted in Prior Years that Vested in the Year	Fair Value at the End of the Prior Year of Equity Awards that Failed to Meet Vesting Conditions in the Year	Value of Dividends or other Earnings Paid on Stock or Option Awards not Otherwise Reflected in Fair Value or Total Compensation	Total Equity Award Adjustments
2024	$12,245,146	$12,606,407	$—	$(1,215,966)	$—	$—	$23,635,587
2023	$413,054	$11,881,105	$—	$14,570,093	$—	$—	$26,864,252
2022	$3,036,544	$(30,362,467)	$548,964	$(15,005,053)	$—	$—	$(41,782,012)
2021	$—	$13,477,486	$—	$11,061,648	$—	$—	$24,539,134

(3)
The dollar amounts reported represent the average of the amounts reported for the Company’s Non-PEO NEOs in the “Total” column of the Summary Compensation Table in each applicable year. The Non-PEO NEOs included for purposes of calculating the average amounts in each applicable year are as follows: (i) for 2024, Thomas Kramer, Rima Alameddine, and Jungsang Kim; (ii) for 2023, Thomas Kramer, Rima Alameddine, Jungsang Kim, and Chris Monroe; (iii) for 2022, Rima Alameddine and Laurie Babinski; and (iv) for 2021, Jungsang Kim and Thomas Kramer.
(4)
The dollar amounts reported represent the average amount of “compensation actually paid” to the Non-PEO NEOs, as computed in accordance with Item 402(v) of Regulation S-K. The dollar amounts do not reflect the actual average amount of compensation earned by or paid to the Non-PEO NEOs during the applicable year. In accordance with the requirements of Item 402(v) of Regulation S-K, the following adjustments were made to average total compensation for the Non-PEO NEOs for each year to determine the compensation actually paid, using the same methodology described above in Note 2:

Year	Average Reported Summary Compensation Table Total for Non-PEO NEOs	Average Reported Value of Equity Awards	Average Equity Award Adjustments(a)	Average Compensation Actually Paid to Non-PEO NEOs
2024	$956,619	$(550,617)	$43,627,558	$44,033,560
2023	$7,703,267	$(7,069,086)	$16,699,777	$17,333,958
2022	$5,911,916	$(5,730,905)	$3,099,206	$3,280,217
2021	$10,252,472	$(10,020,193)	$25,386,440	$25,618,719

(a)
The amounts deducted or added in calculating the total average equity award adjustments are as follows:

Year	Average Year End Fair Value of Equity Awards	Year-Over- Year Average Change in Fair Value of Outstanding and Unvested Equity Awards	Average Fair Value as of Vesting Date of Equity Awards Granted and Vested in the Year	Year-Over-Year Average Change in Fair Value of Equity Awards Granted in Prior Years that Vested in the Year	Average Fair Value at the End of the Prior Year of Equity Awards that Failed to Meet Vesting Conditions in the Year	Average Value of Dividends or other Earnings Paid on Stock or Option Awards not Otherwise Reflected in Fair Value or Total Compensation	Total Average Equity Award Adjustments
2024	$1,593,455	$43,651,323	$180,769	$1,121,499	$(2,919,488)	$—	$43,627,558
2023	$6,093,040	$7,556,407	$74,498	$3,564,500	$(588,668)	$—	$16,699,777
2022	$3,003,473	$—	$95,733	$—	$—	$—	$3,099,206
2021	$19,396,434	$1,634,038	$3,527,982	$827,986	$—	$—	$25,386,440

(5)
Total Shareholder Return (“TSR”) assumes $100 invested on October 1, 2021, including reinvestment of dividends. Our peer group is the Nasdaq Computer Index. Our prior peer group in our proxy statement for the 2024 annual meeting of shareholders was our 2023 compensation peer group. The Company shifted from the 2023 compensation peer group to the Nasdaq Computer Index to align with the peer group industry index reported in our Annual Report on Form 10-K for the year ended December 31, 2024. Our prior peer group for was comprised of the companies shown above in the section titled “Compensation Discussion and Analysis—Executive Compensation Peer Group Beginning February 2024.”
(6)
Represents the net loss as reported in the Company’s Annual Report on Form 10-K for the applicable year.
(7)
While the Company uses numerous financial and non-financial performance measures for the purpose of evaluating performance for the Company’s compensation programs, the Company has determined that revenue is the financial performance measure that, in the Company’s assessment, represents the most important performance measure (that is not otherwise required to be disclosed in the table) used by the company to link compensation actually paid to the Company’s NEOs, for the most recently completed fiscal year, to company performance.

Financial Performance Measures

As described in the section titled “Compensation Discussion and Analysis,” our executive compensation program reflects a variable pay-for-performance philosophy. The metrics that the Company uses for both our long-term and short-term incentive awards are selected based on the objective of incentivizing our NEOs to increase the value of our Company for our shareholders. The most important financial performance measure used by the Company to link executive compensation actually paid to the Company’s NEOs, for the most recently completed fiscal year, to the Company’s performance is revenue.

Compensation Actually Paid and Cumulative TSR

The following chart reflects the relationship between the PEO and Average NEOs compensation actually paid (per the SEC’s definition), the Company’s TSR, the Peer Group's TSR, and the Prior Peer Group's TSR for the applicable year.

Compensation Actually Paid and Net Loss

The following chart reflects the relationship between the PEO and Average NEOs compensation actually paid, the Company’s net loss for the applicable year.

Compensation Actually Paid and Revenue

The following chart reflects the relationship between the PEO and Average NEOs compensation actually paid and the Company’s revenue for the applicable year.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the beneficial ownership of our common stock as of March 31, 2025 by:

•
each person, or group of affiliated persons, known by us to beneficially own more than 5% of our common stock;
•
each of our named executive officers;
•
each of our directors; and
•
all of our executive officers and directors as a group.

We have determined beneficial ownership in accordance with the rules of the SEC, and thus it represents sole or shared voting or investment power with respect to our securities. Unless otherwise indicated, to our knowledge, the persons or entities identified in the table have sole voting power and sole investment power with respect to all shares shown as beneficially owned by them, subject to community property laws where applicable.

We have based our calculation of the percentage of beneficial ownership on 243,231,951 shares of our common stock outstanding as of March 31, 2025. We have deemed shares of our common stock subject to stock options that are currently exercisable or exercisable within 60 days of March 31, 2025, to be outstanding and to be beneficially owned by the person holding the stock option for the purpose of computing the percentage ownership of that person. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person.

Unless otherwise indicated, the address for each person or entity listed in the table is c/o IonQ, Inc., 4505 Campus Drive, College Park, Maryland 20740.

	Shares Beneficially Owned
Name of Beneficial Owner	Number	Percentage
Greater than 5% Stockholders:
The Vanguard Group(1)	21,248,981	8.7%
BlackRock, Inc.(2)	15,110,462	6.2%

Named Executive Officers and Directors:
Peter Chapman(3)	6,837,307	2.7%
Thomas Kramer(4)	2,514,876	1.0%
Rima Alameddine(5)	780,281	*
Jungsang Kim(6)	896,104	*
Craig Barratt(7)	33,740	*
Robert Cardillo(8)	14,969	*
Kathryn Chou(9)	94,303	*
Niccolo de Masi(10)	2,682,380	1.1%
William Scannell(11)	108,035	*
Inder M. Singh(12)	117,570	*
Wendy Thomas(13)	90,622	*
Gabrielle Toledano	—	*
Harry You(14)	2,797,380	1.1%
All directors and executive officers as a group (10 persons)(15)	13,240,343	5.2%

* Represents less than 1%.

(1)
Consists of 21,248,981 shares of common stock held by The Vanguard Group (Vanguard). Vanguard has the sole power to vote and dispose these shares, and no person or entity is deemed to have any beneficial ownership or reportable pecuniary interest in the shares held by Vanguard. The address for Vanguard is 100 Vanguard Blvd., Malvern, PA 19355.
(2)
Consists of 15,110,462 shares of common stock held by BlackRock, Inc. (BlackRock). BlackRock has the sole power to vote and dispose these shares, and no person or entity is deemed to have any beneficial ownership or reportable pecuniary interest in the shares held by BlackRock. The address for BlackRock is 50 Hudson Yards, New York, NY 10001.
(3)
Consists of (i) 6,582,926 shares of common stock issuable pursuant to options held directly by Mr. Chapman exercisable within 60 days of March 31, 2025, and (ii) 254,381 shares of common stock held directly by Mr. Chapman.

(4)
Consists of (i) 1,735,131 shares of common stock issuable pursuant to options held directly by Mr. Kramer exercisable within 60 days of March 31, 2025, (ii) 779,740 shares of common stock held directly by Mr. Kramer, a portion of which are subject to a repurchase right, (iii) 5 shares of common stock held by Mr. Kramer's child.
(5)
Consists of (i) 583,875 shares of common stock issuable pursuant to options held directly by Ms. Alameddine exercisable within 60 days of March 31, 2025, and (ii) 196,406 shares of common stock held directly by Ms. Alameddine.
(6)
Consists of (i) 646,104 shares of common stock held directly by Dr. Kim, and (ii) 250,000 shares of common stock held by the J. Kim Revocable Trust.
(7)
Consists of 33,740 shares of common stock held directly by Dr. Barratt.
(8)
Consists of (i) 8,773 shares of common stock issuable pursuant to options held directly by Mr. Cardillo exercisable within 60 days of March 31, 2025, and (ii) 6,196 shares of common stock held directly by Mr. Cardillo.
(9)
Consists of (i) 57,460 shares of common stock issuable pursuant to options held directly by Ms. Chou exercisable within 60 days of March 31, 2025, and (ii) 36,843 shares of common stock held directly by Ms. Chou.
(10)
Consists of (i) 55,230 shares of common stock issuable pursuant to options held directly by Mr. de Masi exercisable within 60 days of March 31, 2025, (ii) 29,650 shares of common stock held directly by Mr. de Masi, and (iii) 2,597,500 shares of common stock held by Isalea Investments LP (the “Partnership”). Mr. de Masi is the managing member of the Partnership and has voting and investment discretion with respect to the securities held by the Partnership.
(11)
Consists of (i) 8,773 shares of common stock issuable pursuant to options held directly by Mr. Scannell exercisable within 60 days of March 31, 2025, and (ii) 99,262 shares of common stock held directly by Mr. Scannell.
(12)
Consists of (i) 80,480 shares of common stock issuable pursuant to options held directly by Mr. Singh exercisable within 60 days of March 31, 2025, and (ii) 37,090 shares of common stock held directly by Mr. Singh.
(13)
Consists of (i) 54,426 shares of common stock issuable pursuant to options held directly by Ms. Thomas exercisable within 60 days of March 31, 2025, and (ii) 36,196 shares of common stock held directly by Ms. Thomas.
(14)
Consists of (i) 55,230 shares of common stock issuable pursuant to options held directly by Mr. You exercisable within 60 days of March 31, 2025, (ii) 144,650 shares of common stock held directly by Mr. You, and (iii) 2,597,500 shares of common stock held by RHY 2021 Irrevocable Trust (the “RHY Trust”). Mr. You is the investment advisor of the RHY Trust and has voting and investment discretion with respect to the securities held by the RHY Trust.
(15)
Consists of 13,240,343 shares of common stock beneficially owned by our current directors and executive officers, of which (i) 4,073,269 are shares of common stock, and (ii) 9,167,074 are shares of common stock issuable pursuant to options exercisable within 60 days of March 31, 2025.

RELATED PERSON TRANSACTIONS

Other than compensation arrangements, including employment, termination of employment and change in control arrangements, with our directors and executive officers, the following is a description of each transaction since January 1, 2024 and each currently proposed transaction in which:

•
We have been or are to be a participant;
•
The amount involved exceeded or exceeds $120,000; and
•
Any of our directors, executive officers or holders of more than 5% of our outstanding capital stock, or any immediate family member of, or person sharing the household with, any of these individuals or entities, had or will have a direct or indirect material interest.

Indemnification Agreements

Our Amended and Restated Certificate of Incorporation contains provisions limiting the liability of executive officers and directors, and our amended and restated bylaws provide that we will indemnify each of our executive officers and directors to the fullest extent permitted under Delaware law. Our Amended and Restated Certificate of Incorporation and our amended and restated bylaws also provide the board of directors with discretion to indemnify certain other officers, employees, and agents when determined appropriate by the board of directors.

We have entered into indemnification agreements with all of our directors and executive officers and certain other key employees. The indemnification agreements provide that we will indemnify each of our directors, executive officers, and other key employees against any and all expenses incurred by such director, executive officer, or other key employee because of his or her status as one of our directors, executive officers, or other key employees, to the fullest extent permitted by Delaware law, our Amended and Restated Certificate of Incorporation and our amended and restated bylaws. In addition, our amended and restated bylaws and indemnification agreements provide that, to the fullest extent permitted by Delaware law, we will advance all expenses incurred by our directors, executive officers, and other key employees in connection with a legal proceeding involving his or her status as a director, executive officer, or key employee.

Policies and Procedures Regarding Transactions with Related Persons

We have adopted a written related person transactions policy that sets forth our policies and procedures regarding the identification, review, consideration and oversight of “related person transactions.” For purposes of the policy only, a “related person transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which we or any of our subsidiaries are participants involving an amount that exceeds $120,000, in which any “related person” has a material interest.

Transactions involving compensation for services provided to us as an employee, consultant or director will not be considered related person transactions under this policy. A related person is any executive officer, director, nominee to become a director or a holder of more than 5% of any class of our voting securities (including the common stock), including any of their immediate family members and affiliates, including entities owned or controlled by such persons.

Under the policy, the related person in question or, in the case of transactions with a holder of more than 5% of any class of our voting securities, an officer with knowledge of a proposed transaction, must present information regarding the proposed related person transaction to the audit committee (or, where review by the audit committee would be inappropriate, to another independent body of the board of directors) for review. To identify related person transactions in advance, we will rely on information supplied by our executive officers, directors and certain significant stockholders. In considering related person transactions, the audit committee will take into account the relevant available facts and circumstances, which may include, but are not limited to:

•
the risks, costs, and benefits to us;
•
the impact on a director’s independence in the event the related person is a director, immediate family member of a director or an entity with which a director is affiliated;
•
the terms of the transaction;

•
the availability of other sources for comparable services or products; and
•
the terms available to or from, as the case may be, unrelated third parties.

The audit committee will approve only those transactions that it determines are fair to us and in our best interests.

OTHER MATTERS

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires our directors and executive officers and persons who own more than 10% of a registered class of our equity securities to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. Officers, directors and greater than 10% stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

To our knowledge, based on a review of the copies of such reports filed on the SEC’s Edgar system and written representations that no other reports were required, during the fiscal year ended December 31, 2024, all Section 16(a) filing requirements applicable to our officers, directors and greater than 10% owners were complied with; except that one Form 4 report, covering one transaction, was filed late by Mr. Kramer on September 13, 2024.

Stockholder Proposals or Director Nominations for 2026 Annual Meeting

If a stockholder would like us to consider including a proposal in our proxy statement for our 2026 annual meeting of stockholders pursuant to Rule 14a-8 of the Exchange Act, then the proposal must be received by our Corporate Secretary at our principal executive offices on or before December 29, 2025. In addition, stockholder proposals must comply with the requirements of Rule 14a-8 regarding the inclusion of stockholder proposals in company-sponsored proxy materials. Proposals should be addressed to:

IonQ, Inc.

Attention: Corporate Secretary

4505 Campus Drive

College Park, Maryland 20740

Our amended and restated bylaws also establish an advance notice procedure for stockholders who wish to present a proposal or nominate a director at an annual meeting of stockholders, but do not seek to include the proposal or director nominee in our proxy statement. In order to be properly brought before our 2026 annual meeting of stockholders, the stockholder must provide timely written notice to our Corporate Secretary, at our principal executive offices, and any such proposal or nomination must constitute a proper matter for stockholder action. The written notice must contain the information specified in our amended and restated bylaws. To be timely, a stockholder’s written notice must be received by our Corporate Secretary at our principal executive offices:

•
no earlier than 8:00 AM, Eastern time, on February 17, 2026, and
•
no later than 5:00 PM, Eastern time, on March 19, 2026.

In the event that we hold our 2026 annual meeting of stockholders more or less than 30 days after the one-year anniversary of this year’s Annual Meeting, then such written notice must be received by our Corporate Secretary at our principal executive offices:

•
no earlier than 8:00 AM, Eastern time, on the 120th day prior to the day of our 2026 annual meeting of stockholders, and
•
no later than 5:00 PM, Eastern time, on the later of the 90th day prior to the day of such annual meeting of stockholders or, if the first public announcement of the date of such annual meeting of stockholders is less than 100 days prior to the date of such annual meeting of stockholders, the 10th day following the day on which public announcement of the date of the annual meeting of stockholders is first made by us.

If a stockholder who has notified us of his, her or its intention to present a proposal at an annual meeting of stockholders does not appear to present his, her or its proposal at such annual meeting of stockholders, then we are not required to present the proposal for a vote at such annual meeting of stockholders.

Availability of Bylaws

A copy of our bylaws, as most recently amended and restated in April 2025, may be obtained by accessing our filings on the SEC’s website at www.sec.gov. You may also contact our Corporate Secretary at our principal executive offices for a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates.

Special Note Regarding Forward-Looking Statements

Various statements in this proxy statement, including estimates, projections, objectives and expected results, are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995,

Section 27A of the Securities Act and Section 21E of the Exchange Act and are generally identified by the words “believe,” “expect,” “anticipate,” “intend,” “opportunity,” “plan,” “project,” “will,” “should,” “could,” “would,” “likely” and similar expressions and include statements about our strategies, markets, business and opportunities. Forward-looking statements are based on current assumptions that are subject to risks and uncertainties that may cause actual results to differ materially from the forward-looking statements, including the risks and uncertainties discussed in Item 1A – Risk Factors of the Form 10-K for the fiscal year ended December 31, 2024 included in the annual report provided with our proxy materials as well as our other filings with the SEC. We undertake no obligation to update or revise publicly any forward-looking statements.

2024 Annual Report

Our financial statements for our fiscal year ended December 31, 2024 are included in our annual report, which we will make available to stockholders at the same time as this proxy statement. Our proxy materials and our annual report are posted on our website at investors.ionq.com and are available from the SEC at its website at www.sec.gov. You may also obtain a copy of our annual report, free of charge, by sending a written request to IonQ, Inc., 4505 Campus Drive, College Park, Maryland 20740, Attention: Investor Relations.

Information contained on, or that can be accessed through, our website is not intended to be incorporated by reference into this proxy statement, and references to our website address in this proxy statement are inactive textual references only.

***

The board of directors does not know of any other matters to be presented at the Annual Meeting. If any additional matters are properly presented at the Annual Meeting, the persons named in the proxy will have discretion to vote the shares of our common stock they represent in accordance with their own judgment on such matters.

It is important that your shares be represented at the Annual Meeting, regardless of the number of shares that you hold. You are, therefore, urged to vote as promptly as possible to ensure your vote is recorded.

THE BOARD OF DIRECTORS

College Park, MD

April 28, 2025

IONQ

P.O. BOX 8016, CARY, NC 27512-9903

Your vote matters!

Have your ballot ready and please use one of the methods below for **easy voting:**

Your control number

Have the 12 digit control number located in the box above available when you access the website and follow the instructions.

Scan QR for digital voting

IonQ, Inc.

Annual Meeting of Stockholders

For Stockholders of record as of April 23, 2025

Tuesday, June 17, 2025 1:00 PM, Eastern Time

Annual meeting to be held virtually via the internet - please visit www.proxydocs.com/IONQ for more details.

YOUR VOTE IS IMPORTANT!
PLEASE VOTE BY: 1:00 PM, Eastern Time, June 17, 2025.

Internet:
www.proxypush.com/IONQ
- Cast your vote online
- **Have your Proxy Card ready**
- Follow the simple instructions to record your vote

Phone:
1-866-491-3176
- Use any touch-tone telephone
- **Have your Proxy Card ready**
- Follow the simple recorded instructions

Mail:
- Mark, sign and date your Proxy Card
- Fold and return your Proxy Card in the postage-paid envelope provided

Virtual:
You must register to attend the meeting by 5:00 p.m., Eastern time, on June 16, 2025 at www.proxydocs.com/IONQ

This proxy is being solicited on behalf of the Board of Directors

The undersigned hereby appoints Niccolo de Masi and Thomas Kramer (the "Named Proxies"), and each or either of them, as the true and lawful attorneys of the undersigned, with full power of substitution and revocation, and authorizes them, and each of them, to vote all the shares of capital stock of IonQ, Inc. which the undersigned is entitled to vote at said meeting and any adjournment thereof upon the matters specified and upon such other matters as may be properly brought before the meeting or any adjournment thereof, conferring authority upon such true and lawful attorneys to vote in their discretion on such other matters as may properly come before the meeting and revoking any proxy heretofore given.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED FOR ALL NOMINEES IN PROPOSAL 1 AND FOR PROPOSALS 2 AND 3. This proxy, when properly executed, will be voted in the manner directed herein. In their discretion, the Named Proxies are authorized to vote upon such other matters that may properly come before the meeting or any adjournment or postponement thereof.

You are encouraged to specify your choice by marking the appropriate box (SEE REVERSE SIDE), but you need not mark any box if you wish to vote in accordance with the Board of Directors' recommendation. The Named Proxies cannot vote your shares unless you sign (on the reverse side) and return this card.

PLEASE BE SURE TO SIGN AND DATE THIS PROXY CARD AND MARK ON THE REVERSE SIDE

Copyright © 2025 BetaNXT, Inc. or its affiliates. All Rights Reserved

IONQ

IonQ, Inc. Annual Meeting of Stockholders

Please make your marks like this: ☒

THE BOARD OF DIRECTORS RECOMMENDS A VOTE:
FOR ALL NOMINEES IN PROPOSAL 1 AND **FOR** PROPOSALS 2 AND 3

	PROPOSAL	YOUR VOTE			BOARD OF DIRECTORS RECOMMENDS
1.	To elect two Class I directors to hold office until our 2028 annual meeting of stockholders and until their respective successors are elected and qualified.	FOR	WITHHOLD		
	1.01 Niccolo de Masi	☐	☐		FOR
	1.02 Inder M. Singh	☐	☐		FOR
		FOR	AGAINST	ABSTAIN	
2.	To approve, on an advisory basis, the compensation of the named executive officers identified in the 2024 Summary Compensation Table in the "Executive Compensation" section of the proxy statement (the "Say-on-Pay Vote").	☐	☐	☐	FOR
3.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2025.	☐	☐	☐	FOR
4.	To transact other business that may properly come before the Annual Meeting or any adjournments or postponements thereof.				

You must register to attend the meeting by 5:00 p.m., Eastern time, on June 16, 2025 at www.proxydocs.com/IONQ
Authorized Signatures - Must be completed for your instructions to be executed.
Please sign exactly as your name(s) appears on your account. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy/Vote Form.

Signature (and Title if applicable)	Date	Signature (if held jointly)	Date